DATED JUNE 3, 2015
PROSPECTOR FIVE CORPORATION (AS LESSOR) AND PROSPECTOR RIG 5 CONTRACTING COMPANY S.À R.L. (AS LESSEE)
LEASE AGREEMENT IN RESPECT OF PROSPECTOR 5

Contents
Clause    Page

1.	Definitions and Interpretation 1

2.	Lease of Rig 21

3.	Conditions Precedent 21

4.	Delivery of Rig 23

5.	Extent of Lessor's Liability 24

6.	Rent, Payments and Calculations 25

7.	Costs and Expenses 28

8.	Project Accounts 29

9.	Indemnities 33

10.	Taxes 37

11.	Illegality 40

12.	Increased Costs 41

13.	Mitigation 42

14.	Representations 43

15.	General Undertakings 48

16.	Business Restrictions 53

17.	Financial Covenants 57

18.	Use and Employment 60

19.	Maintenance and Operation 61

20.	Title and Registration 68

21.	Insurance 69

22.	Asset Coverage Threshold 75

23.	Risk, Loss and Damage 76

24.	Requisition 76

25.	Redelivery 77

26.	Termination Events 79

27.	Mandatory Termination Events 83

28.	Purchase Options and Purchase Obligation 85

29.	Purchase of Rig by Lessee 86

30.	Rights Following a Termination Event or a Mandatory Terminaton Event 86

31.	Transfer of Title 89

32.	Substitute Performance 90

33.	Further Assurances 90

34.	Assignment 91

35.	Disclosure of Information 91

36.	Notices 91

37.	Partial Invalidity 93

38.	Remedies and Waivers 93

39.	Amendments and Waivers 93

40.	Counterparts 93

41.	Time of the Essence 93

42.	Governing Law 94

43.	Survival of Terms 94

44.	Enforcement 94

Schedule 1 Description of Rig	96

Schedule 2 Conditions Precedent to be Provided to the Lessor	97

Schedule 3 Conditions Precedent to be Provided to the Lessee	102

Schedule 4 Form of Acceptance Certificate	103

Schedule 5 Rent	104

THIS AGREEMENT is made by way of deed on June 3, 2015
BETWEEN:

(1)
PROSPECTOR FIVE CORPORATION, a corporation incorporated under the laws of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the "Lessor"); and

(1)
PROSPECTOR RIG 5 CONTRACTING COMPANY S.À R.L., a private limited liability company (société à responsibilité limitée) incorporated under the laws of Luxembourg, with registered office at 291, route d'Arlon, L-1150 Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 165657 and having a share capital of $20,001 (the "Lessee").

BACKGROUND:
This Agreement sets out the terms and conditions on which the Lessor will lease, and the Lessee will take on lease, the Rig.
IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement:
"Acceptance Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Acceptance Certificate).
"Account Charge" means the account charge in respect of the Project Accounts (other than the Distribution Account) executed or to be executed by the Lessee in favour of the Lessor.
"After Tax Basis" means, with respect to any payment to be made by the Lessee under this Agreement, an amount which (after deduction of any Taxes for which the Lessee is responsible) is equal to the payment due to be received by such recipient had no such Taxes been imposed.
"Approved Brokers" means such firm of insurance brokers appointed by the Lessee, as may from time to time be approved in writing by the Lessor and the Facility Agent.
"Approved Valuer" means Clarksons Valuations Ltd., Pareto Offshore or such other independent first class valuer as may be appointed by the Facility Agent in consultation with the Lessor.
"Asset Cover Threshold" has the meaning given to it in Clause 22.2 (Security Coverage Ratio).

"Authorisation" means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

(b)
in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

"Bill of Sale" means the bill of sale from the Seller to the Lessor in respect of the Rig in the form set out in the Memorandum of Agreement or such other form as approved by the Lessor.
"Broken Funding Costs" means all Losses incurred by the Lessor in unwinding any hedging or swap transaction in connection with the Facility Agreement, liquidating, prepaying or redeploying funds borrowed, contracted for, or utilised to fund the Lessor in connection with its acquisition of the Rig as a consequence of the lease of the Rig under this Agreement being terminated early due to the occurrence of any of the following events:

(a)	a Termination Event;

(b)	a Mandatory Termination Event;

(c)	the exercise by the Lessee of the purchase option under Clause 28 (Purchase Option and Purchase Obligation);

(d)	an Early Termination Event; or
(e)    any event specified in paragraph (c) of Clause 8.5 (Rental Reserve Account).
save in each case, the prepayment fee payable by the Lessor to the Lenders under the Facility Agreement shall be excluded.
"Builder" means Dalian Shipbuilding Industry Offshore Co., Ltd., a company incorporated under the laws of the People's Republic of China with its registered office at 1 Yandao Road, Ganjingzi District, Dalain City, PRC.
"Building Contract" means the shipbuilding contract dated 19 June 2010 together with all addenda, amendments and supplements to it, made between the Builder and the Seller, whereby the Builder has agreed to build, launch, complete and deliver the Rig to the Seller upon the terms and conditions of the Building Contract.
"Budget" means the annual budget provided by the Lessee or the Manager in respect of the operation of the Rig and approved by the Lessor.
"Budgeted Operating Expenses" means the average monthly operating expenses of the Rig set out in the Budget.
"Business Day" means a day (other than a Saturday or Sunday):

(a)	in relation to any day on which interest rate is to be applied, on which banks and the relevant financial markets are open for general business in London;

(b)
in relation to any date for payment of amounts under the Operative Documents, on which commercial banks and the relevant financial markets are open for general business in Luxembourg, Beijing, London, New York City and the principal financial centre of the country of the currency of payment; and

(c)	in relation to any other matter, on which commercial banks are open for general business in Beijing, New York City and Luxembourg.
"Capex Reserve Account" means the Dollar account of the Lessee opened and maintained, or as the context may require, to be opened by the Lessee with the Lessee Account Bank with account number as listed in the schedule to the Account Charge and designated by the Lessor to be the "Capex Reserve Account" and includes any redesignation and each sub-account thereof.
"Capex Reserve Amount" means the special survey reserve amount in the sum of $1,500,000 or such other amount as the Parties may agree from time to time.
"Change of Control Event" means the acquisition, directly or indirectly, without the prior written consent of the Lessor and the Facility Agent which consent shall not be unreasonably withheld by any person or group of the legal or beneficial ownership in the Lessee or the Lessee Parent provided however that no Change of Control Event shall have occurred and no Lessor's or Facility Agent's consent is required if the Ultimate Shareholder remains at all times as the ultimate majority legal and beneficial shareholder controlling directly or indirectly of no less than eighty-five per cent. (85%) of the shares of and voting rights in the Lessee and the Lessee Parent;
"Collateral Lease" means the lease agreement entered or to be entered into between the Collateral Lessor as owner and Collateral Lessee as lessee.
"Collateral Lessee" means Prospector Rig 1 Contracting Company S.à r.l., a private limited liability company (société à responsibilité limitée) incorporated under the laws of Luxembourg, with registered office at 291, route d'Arlon, L-1150 Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 168393 and having a share capital of $20,000.
"Collateral Lessor" means Prospector One Corporation, a corporation incorporated under the laws of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.
"Collateral Rig" has the meaning given to Rig in the Collateral Lease.
"Collateral Security Documents" has the meaning given to "Security Documents" in the Collateral Lease.
"Comfort Letter" means the letter of awareness in respect of this Agreement issued by the Ultimate Shareholder in terms agreed by the Lessor.

"Cut-off Date" means the earlier of the date on which Delivery occurs and 16 July 2015 or such later date as the Lessee, the Lessor and the Facility Agent (acting in accordance with instructions of all Lenders) may agree in writing.
"Default Rate" means the rate of interest equal to the aggregate of:

(a)	2 per cent. per annum; and

(b)	the rate at which deposits in Dollars are offered to the Reference Banks in the London interbank market from such date and for such period as the Lessor may select.
"Delivery" means the time at which the Lessor delivers the Rig to the Lessee pursuant to Clause 4 (Delivery of Rig).
"Delivery Date" means the date on which Delivery occurs.
"Distribution Account" means the Dollar account of the Lessee opened and maintained, or as the context may require, to be opened by the Lessee with the Lessee Account Bank with account number as listed in the schedule to the Account Charge and designated by the Lessor to be the "Distribution Account" and includes any redesignation and each sub-account thereof.
"Dividend Lock-up Account" means the Dollar account of the Lessee opened and maintained, or as the context may require, to be opened by the Lessee with the Lessee Account Bank with account number as listed in the schedule to the Account Charge and designated by the Lessor to be the "Dividend Lock-up Account" and includes any redesignation and each sub-account thereof.
"Dividend Restriction Event" means any of the following events:

(a)	the Asset Cover Threshold is equal to or below 120% of the Notional Rent Outstanding at any Dividend Restriction Event Testing Date; or

(b)
the Lessee has failed to deliver a compliance certificate under Clause 15.1(n) in respect of the six month period ending on the last preceding Dividend Restriction Event Testing Date evidencing compliance with the financial covenants in Clause 17 (Financial Covenants); or

(c)	any payment of hire under any Sub-lease has not been made when it falls due; or

(d)	the occurrence of a Mandatory Termination Event, a Potential Termination Event or a Termination Event which is continuing; or

(e)	either of the Rental Reserve Account or the Capex Reserve Account is not fully funded in accordance with the provisions of Clause 8 (Project Accounts); or

(f)
the Rig has been or in the opinion of the Lessor or the Facility Agent (each acting reasonably) is likely to be declared a Total Loss notwithstanding that the Lessee has continued to pay Rent on a Payment Date.

"Dividend Restriction Event Testing Date" 30 June and 31 December in each year of the Lease Period, or such other dates as the Parties may agree.
"Dollars" and "$" mean the lawful currency of the United States of America.
"Dollars Earnings Account" means the Dollars denominated accounts of the Lessee opened and maintained, or as the context may require, to be opened by the Lessee with the Lessee Account Bank with account number as listed in the schedule to the Account Charge and designated by the Lessor to be a "Dollars Earnings Account" and includes any redesignation and each sub-account thereof.
"Early Termination Event" means any event or circumstance described in Clause 11 (Illegality) or Clause 12 (Increased Costs).
"Earnings" means:

(a)	all moneys from time to time due or payable to the Lessee during the Lease Period arising out of the use or operation of the Rig, including:

(i)	all freight, hire and passage moneys;

(ii)	income arising under pooling arrangements; and

(iii)	compensation payable to the Lessee in the event of requisition of the Rig for hire, remuneration for salvage and towage services, demurrage and detention moneys;

(iv)	any compensation or other damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Rig; and

(b)	any sums recoverable under any Insurance (including any sums recoverable under any loss of earnings insurance).
"Earnings Accounts" means collectively, the Dollars Earnings Account and the Sterling Earnings Account and an "Earnings Account" means either of them.
"Emergency" means a condition, circumstance or situation which:

(a)
adversely affects, or is likely to adversely affect, the ability of the Lessee or the Manager to operate the Rig safely or lawfully and in accordance with the standards of a Reasonable and Prudent Operator; or

(b)	presents or is likely to present a physical threat to persons or property or the security, integrity or reliability of the Rig, and in the good faith judgment of the Lessee or the Manager, requires the taking of immediate measures to prevent or mitigate such adverse or likely adverse effect or threat.
"Environmental Authorisation" means any Authorisation required at any time under Environmental Law.

"Environmental Claims" means any claim in connection with any violation of an Environmental Law or Environmental Authorisation which is likely to give rise to any material liability on the part of the Lessee.
"Environmental Incident" means any Spill:

(a)	from the Rig; or

(b)	from any other rig or vessel in circumstances where:

(i)	the Rig or the Lessee or the Manager may be liable for Environmental Claims arising from the Spill; and/or

(ii)	the Rig may be arrested or attached in connection with any such Environmental Claim.
"Environmental Law" means any environmental law, regulation or direction having the force of law in any jurisdiction applicable to the Lessee and/or the Manager and/or the Rig.
"Excess Amount" has the meaning given to it under Clause 8.4 (Earnings Accounts).
"Excess Cash Flow" has the meaning given to it under Clause 8.4 (Earnings Accounts).
"Expiry Date" means the date falling (5) years after the Delivery Date.
"Facility Agent" means Industrial and Commercial Bank of China Limited, as facility agent for the Finance Parties.
"Facility Agreement" means the facility agreement entered into between the Lessor, the Facility Agent, the Security Agent and the Lenders, pursuant to which the Lenders agreed to make available to the Lessor a secured loan facility to assist the Lessor in financing or refinancing acquisition of the Rig.
"Fair Market Value" means the market value in Dollars of the Rig as determined in accordance with Clause 22.1 (Valuations).
"Fee Letter" means the letter dated on or about the date of this Agreement between the Lessee and the Lessor setting out any of the fee referred to in Clause 6.1 (Rent).
"Finance Documents" means

(a)	the Facility Agreement; and

(b)	any document granted in favour of any Finance Party as security for the Loan or any part of it whether at the time the Loan is drawn or subsequently, and "Finance Document" means any of them.
"Finance Parties" means the Lenders, the Facility Agent, the Security Agent and any Swap Bank, and "Finance Party" means any of them.

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.
"First Purchase Option Date" means, subject to Clause 28 (Purchase Options and Purchase Obligations), a Payment Date falling on or after the third (3rd) anniversary of the Delivery Date but in any event no later than the date immediately preceding the fourth (4th) anniversary of the Delivery Date.
"First Purchase Option Price" means an amount representing the Notional Rent Outstanding on the First Purchase Option Date plus an amount representing three per cent. (3%) of the Notional Rent Outstanding at the relevant time.
"GAAP" means at any relevant time, the most up to date generally accepted accounting principles in the United States of America at such time.
"Governmental Agency" means any government or any governmental agency, semi-governmental or judicial entity or authority (including any stock exchange or any self-regulatory organisation established under statute).
"Group" means the Ultimate Shareholder and its Subsidiaries.
"Group Member" means any member of the Group.
"Increased Costs" has the meaning ascribed to it in Clause 12.1 (Increased Costs).

"Indemnitee" means any of the Lessor, the Finance Parties and their respective directors, officers, agents, successors and permitted assigns.
"Initial Sub-lease" means the contract no. 4300003004 for offshore drilling services in respect of the Rig dated 24 July 2013 as amended by an amendment no.1 dated 28 May 2014, an amendment no. 2 dated 28 May 2014, an amendment no. 3 dated 25 August 2014, an amendment no. 4 dated 1 October 2014 and an amendment no. 5 dated 13 November 2014 entered into between the Lessee and the Initial Sub-lessees for a period of at least 834 days from the Delivery Date and at a day rate of not less than $218,000, together with all other addenda, supplements and amendments thereto from time to time.
"Initial Sub-lessees" means TOTAL E&P UK LIMITED and ELF EXPLORATION UK LIMITED.
"Insurance Proceeds" means any amounts payable in consequence of a claim under any of the Insurances.
"Insurance Proceeds Account" means the account (or any sub-account or sub-division thereof) as notified by the Lessor to the Lessee three (3) days before the Delivery Date (and any renewal or re-designation thereof) maintained with the Lessor Account Bank by the Lessor.
"Insurances" means all policies and contracts of insurance (including all entries of the Rig in a protection and indemnity or war risks association) which are from time to time during the Lease Period taken out or entered into by or for the benefit of the Lessee or the Manager (whether in the sole names of the Lessee, or in the joint names of the Manager and the Lessor or otherwise) in connection with the Rig (including all benefits and claims and return of premiums relating to such policies and contracts).
"Intragroup Loan Agreement" means the loan agreement effective as of 21 May 2014 between Prospector Finance II S.A., as lender, and the Lessee as borrower in respect of a revolving credit facility in the maximum principal amount of $100,000,000.
"Lease Period" means the period from Delivery until the time of redelivery under Clause 25.1 (Redelivery) or until the termination of this Lease following an Early Termination Event, a Termination Event or a Mandatory Termination Event.
"Lenders" means Industrial and Commercial Bank of China Limited and its permitted assigns and transferees.
"Lessee Assignment" means, with respect to the Rig, the Lessee's assignment entered into or to be entered into between the Lessee and the Lessor in respect of, amongst other things:

(a)	the Insurances;

(b)	the Requisition Compensation;

(c)	the Earnings;

(d)	the Sub-leases, to the extent permitted by the terms of such Sub-leases;

(e)	the Management Agreement;
and all notices and acknowledgements given or to be given in relation to such assignment.
"Lessee Account Bank" means Industrial and Commercial Bank of China Limited, operating through its offices at New York City and London, England, or any other bank or financial institution with which, with the consent of the Lessor and the Facility Agent, the Project Accounts are at any time held.
"Lessor Account Bank" means Industrial and Commercial Bank of China Asia, operating through its office in Hong Kong, or any other bank or financial institution with which, with the consent of the Lessor and the Facility Agent, the Payment Account and the Insurance Proceeds Account are at any time held.
"Lessee Note" means the promissory note to be issued by the Lessee to the Lessee Parent pursuant to Clause 16.14 (Restructuring) in a principal amount equal to the value of the Seller's Credit.
"Lessee Note Debt" means the debt arising under the Lessee Note.
"Lessee Parent Note" means the promissory note to be issued by the Lessee Parent to the Lessee pursuant to Clause 16.14 (Restructuring) in an amount equal to the Lessee Note.
"Lessee Parent" means Prospector Offshore Drilling S.A., a public limited liability company (société anonyme) incorporated under the laws of Luxembourg, with registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 153772.
"Lessee Parent Guarantee" means the corporate guarantee executed or to be executed by the Lessee Parent in favour of the Lessor.
"Lessee Parent Share Charge" means the charge over shares of the Lessee Parent executed or to be executed by the Ultimate Shareholder in favour of the Lessor.
"Lessee Party" means any of the Lessee, the Lessee Parent, the Ultimate Shareholder, the Seller or the Manager, and "Lessee Parties" means all of them.
"Lessee Share Charge" means, the charge over shares of the Lessee executed or to be executed by the Lessee Parent in favour of the Lessor.
"Lessor Lien" means any Lien arising as a result of:

(a)	any act or omission of the Lessor that is not related to, or does not arise as a result of, the transactions contemplated by any of the Operative Documents to which it is a party;

(b)	any claim against or affecting the Lessor that is not related to, or does not arise as a result of, the transactions contemplated by any of the Operative Documents to which it is a party; or

(c)	any act or omission of the Lessor constituting a breach by the Lessor of its obligations under any of the Operative Documents, provided that (i) it is acknowledged for the purposes of this Agreement that a Lien created or caused by a party to the Operative Documents other than the Lessor will not constitute a Lessor Lien and (ii) none of the events referred to above shall constitute a Lessor Lien, if and to the extent the same would not be created or caused or arise but for any Overriding Cause.
"Lien" means any mortgage, charge (whether fixed or floating), pledge, lien, encumbrance, hypothecation, assignment or security interest of any kind securing any obligation of any person or any type of preferential arrangement (including, without limitation, conditional sale, title transfer and/or retention arrangements having a similar effect), in each case howsoever arising.
"Loan" means the aggregate principal amount outstanding under the Facility Agreement at any time.
"Loan Event of Default" means an event of default under the Facility Agreement which arises as a result of occurrence of a Termination Event.
"Losses" means each and every liability, loss, charge, claim, demand, action, proceeding, damage, judgment, order or other sanction, enforcement, penalty, fine, fee, commission, interest, lien, salvage, general average, cost and expense of whatsoever nature suffered or incurred by or imposed on any relevant person, which for the avoidance of doubt, excludes any loss of profit (but does not exclude any interest or default interest payable under this Agreement, any other Operative Document or any Finance Document) unless expressly set out in this Agreement or any other Operative Document or any other Finance Document.
"Major Casualty Amount" means $4,000,000.
"Management Agreement" means the management agreement entered into or to be entered into between the Lessee and the Manager in the form approved by the Lessor and the Facility Agent concerning the management of the Rig.
"Manager" means Paragon Offshore (Nederland) BV or such other company as shall be approved in writing by the Lessor to manage or service the Rig.
"Manager's Undertaking" means a manager's undertaking executed or to be executed by a Manager in favour of the Lessor.
"Mandatory Termination Event" means any event or circumstance described in Clause 27 (Mandatory Termination Events).

"Manuals and Technical Records" means all such records, logs, manuals, handbooks, technical data, drawings, and other materials and documents relating to the Rig which are required to be maintained in accordance with Clause 19.12 (Manuals and Technical Records).
"MARPOL" means the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997) and includes any amendments or extensions of it and any regulation issued pursuant to it.
"Material Adverse Effect" means a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Lessee or the Lessee Parent;

(b)	the ability of the Lessee or the Lessee Parent to perform its obligations under the Operative Documents to which it is a party;

(c)	the validity, legality or enforceability of this Agreement or the rights or remedies of any of the Lessor or any Finance Party under the Operative Documents; or

(d)	the validity, legality or enforceability of any Lien expressed to be created under any Security Document or the priority and ranking of any of such Security.
"Memorandum of Agreement" means the memorandum of agreement together with all addenda, amendments and supplements to it, made or to be made between the Seller and the Lessor, whereby the Seller has agreed to sell and deliver the Rig to the Lessor pursuant to the terms and conditions therein contained.
"Mortgage" means the first preferred Vanuatu ship mortgage executed or to be executed by the Lessor in favour of the Security Agent as security for the Lessor's obligations under the Finance Documents.
"Notional Rent Outstanding" means the amount set out in the third column of the Rent Payment Schedule, as reduced by payment on each Payment Date and any prepayment from time to time in accordance with Clause 8.5 (Rental Reserve Account) and as may be amended pursuant to Clause 6.5 (Adjustment of Rent) from time to time.
"Operating Expenses" means the actual operating cost of the Rig including any insurance premiums, taxes, administrative expenses and annual maintenance and other capital expenditure, excluding the costs of special survey.
"Operating Expenses Cap" means $85,000 per day.
"Operative Documents" means:

(a)	this Agreement, together with the Acceptance Certificate;

(b)	the Memorandum of Agreement, together with the Bill of Sale (as defined therein);

(c)	the Security Documents;

(d)	the Management Agreement;

(e)	the Fee Letter

(f)
any and all certificates, notices and acknowledgements (including in respect of the Insurances and in respect of the warranties applicable to the Rig) entered or to be entered into pursuant to any of the documents referred in the preceding subclauses of this definition;

(g)
any other document, instrument or agreement which is entered into on or before the Delivery Date in respect of any fee arrangement between any of the parties to the Operative Documents referred to above, in the capacity in which they are a party to the Operative Documents referred to above; and

(h)	any other document, instrument or agreement which is agreed in writing by the Facility Agent, the Lessor and the Lessee to be an Operative Document,
and "Operative Document" means any of them;
"Opex Reserve Account" means the Dollar account of the Lessee opened and maintained, or as the context may require, to be opened by the Lessee with the Lessee Account Bank with account number as listed in the schedule to the Account Charge and designated by the Lessor to be the "Opex Reserve Account" and includes any redesignation and each sub-account thereof.
"Original Financial Statements" means the pro-forma consolidated financial statements of the Lessee Group with respect to the year ending 31 December 2014. "Overriding Cause" means:

(a)	the occurrence of any Termination Event, any Potential Termination Event or any Mandatory Termination Event; or

(b)
the gross negligence or fraudulent or wilful misconduct of any Lessee Party with respect to any aspect of the transactions contemplated by, this Agreement or any of the other Operative Documents to which it is a party; or

(c)
any act or breach of obligation by any Lessee Party, any Sub-lessee or any other person in possession (other than any of the Lessor, any Finance Party, any Receiver or any of their respective servants or agents if and to the extent such person has actual physical possession of the Rig) or control of the Rig;

"Party" means a party to this Agreement.
"Payment Account" means the account (or any sub-account or sub-division thereof) as notified by the Lessor to the Lessee three (3) days before the Delivery Date (and any renewal or re-designation thereof) maintained with the Lessor Account Bank by the Lessor to which all amounts due and payable to the Lessor by the Lessee under this Agreement are to be paid, details of which will be notified in writing to the Lessee by the Lessor.

"Payment Date" means, subject to Clause 6.6 (Business Days), in relation to Rent, the Delivery Date and each of the dates falling at intervals on one month thereafter throughout the Lease Period other than the final day of the Lease Period.
"Permitted Liens" means any:

(a)	Liens created by the Operative Documents and the Finance Documents;

(b)	Lessor Liens;

(c)	liens for unpaid crew's wages which are not overdue;

(d)	liens for salvage;

(e)	liens arising by operation of law for not more than one month's prepaid hire under any charterparty in relation to the Rig not prohibited by this Agreement;

(f)	Liens for master's disbursements incurred in the ordinary course of trading;

(g)
other Liens arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of the Rig where the Lessee is contesting the claim giving rise to such lien in good faith by appropriate steps and for the payment of which adequate reserves have been made in case the Lessee finally has to pay such claim so long as any such proceedings shall not, and may reasonably be considered unlikely to, lead to the arrest, sale, forfeiture or loss of the Rig or any interest in the Rig;

(h)
Liens created in favour of a plaintiff or defendant in any action of the court or tribunal before which such action is brought as security for costs and expenses where the Lessee is prosecuting or defending such action in good faith by appropriate steps or which are subject to a pending appeal and for which there shall have been granted a stay of execution pending such appeal and for the payment of which adequate reserves have been made so long as any such proceedings or the continued existence of such Security shall not, and may reasonably be considered unlikely to, lead to the arrest, sale, forfeiture or loss of, the Rig or any interest in the Rig; and

(i)
Liens arising by operation of law in respect of Taxes which are not overdue for payment or Taxes which are overdue for payment but which are being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made so long as any such proceedings or the continued existence of such Security shall not, and may reasonably be considered unlikely to, lead to the arrest, sale, forfeiture or loss of the Rig or any interest in the Rig.

"Pollutant" means and includes oil and its products, any other polluting, toxic or hazardous substance and any other substance whose release into the environment is regulated or penalised by Environmental Laws.
"Potential Termination Event" means any event or circumstance specified in Clause 26 (Termination Events) which, with the expiry of a grace period, the giving of notice or fulfilment of any other relevant condition (or any combination of any of the foregoing) is likely to become a Termination Event.
"Project Accounts" means any Earnings Accounts, the Rental Reserve Account, the Capex Reserve Account, the Dividend Lock-up Account, Opex Reserve Account and the Distribution Account.
"Purchase Obligation" means the obligation of the Lessee to purchase the Rig on the Expiry Date, as detailed in Clause 28 (Purchase Options and Purchase Obligations).
"Purchase Obligation Price" means an amount equal to $98,000,000, less the amount of any prepayments of the Notional Rent Outstanding.
"Purchase Option Price" means the First Purchase Option Price or the Second Purchase Option Price as the case may require.
"Purchase Options" means the option of the Lessee to purchase the Rig on the First Purchase Option Date or the Second Purchase Option Date, as detailed in Clause 28 (Purchase Options and Purchase Obligations), and "Purchase Option" means either of them, as the context may require.
"Purchase Price" means the total price payable by the Lessor to the Seller for the Rig under the Memorandum of Agreement.
"Reasonable and Prudent Operator" means a person seeking, in good faith, to perform its contractual obligations and, in so doing and in the general conduct of its undertaking, exercising that degree or skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator complying with applicable law engaged in the same type of undertaking in the same or similar circumstances and conditions.
"Receivable" has the meaning ascribed to it in the Memorandum of Agreement.
"Reference Banks" means the principal London offices of the Industrial and Commercial Bank of China, Ltd., HSBC and Citibank, NA or such other banks as may be appointed by the Facility Agent in consultation with the Lessor.
"Rent" means, on any Payment Date, all amounts payable pursuant to Clause 6.1 (Rent) as more specifically set out in Schedule 5 (Rent) under the column headed "Rent" corresponding to such Payment Date.
"Rent Payment Schedule" means subject to Clause 6.5 (Adjustment of Rent), the rent payment schedule contained in Schedule 5 (Rent) to this Agreement (and any replacement therefor prepared in accordance with the provisions of this Agreement).
"Rental Reserve Account" means the Dollar account of the Lessee opened and maintained, or as the context may require, to be opened by the Lessee with the Lessee Account Bank with the account number as listed in the schedule to the Account Charge and designated by the Lessor to be the "Rental Reserve Account" and includes any redesignation and each sub-account thereof.

"Rental Reserve Amount" means $10,000,000.
"Requisition Compensation" means any and all moneys or other compensation (other than the proceeds of Insurances) from time to time payable during the Lease Period by reason of requisition for title to, or other compulsory acquisition of, the Rig, otherwise than by requisition of hire.
"Restructuring" has the meaning ascribed to it in Clause 16.14 (Restructuring).
"Rig" means the rig acquired by the Lessor under the Memorandum of Agreement and more particularly described in Schedule 1 (Description of Rig), including all component parts or accessories of the Rig, all substitutions of, additions to, replacements or renewals of, any of these component parts or accessories from time to time made in accordance with this Agreement, and any of these component parts or accessories which, having been removed from the Rig, remain the property of the Lessor pursuant to this Agreement and, where the context permits, shall include the Manuals and Technical Records.
"Rig Rights" means:

(a)	the Warranties; and

(b)	any other manufacturers', suppliers', repairers' or other warranties relating to the Rig which are subsisting from time to time.
"Sanctions" means any trade, economic or financial sanctions, laws, regulations, embargoes or restrictive measures administered, enacted or enforced by (i) the United States Government, (ii) the United Nations Security Council, (iii) the European Union or its member states, including without limitation, the United Kingdom, or (iv) the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control (OFAC), the United States Department of State, and Her Majesty's Treasury (HMT).
"Scheduled Delivery Date" means 16 July 2015 or such other date falling on or before the Cut-Off Date on which Delivery is expected to occur;
"Second Purchase Option Date" means subject to Clause 28 (Purchase Options and Purchase Obligations), a Payment Date falling on or after the fourth (4th) anniversary of the Delivery Date but in any event not later than the date immediately preceding the fifth (5th) anniversary of the Delivery Date.
"Second Purchase Option Price" means an amount representing the Notional Rent Outstanding on the Second Purchase Option Date plus two per cent. (2%) of Notional Rent Outstanding at the relevant time.
"Security Coverage Ratio" means at any relevant time, the ratio of (i) the Fair Market Value of the Rig plus the balance of the Rental Reserve Account and any additional cash already provided to restore the Asset Coverage Threshold to (ii) the Notional Rent Outstanding.
"Security Documents" means

(a)	the Lessee Parent Guarantee;

(b)	the Lessee Assignment;

(c)	the Account Charge;

(d)	the Lessee Share Charge;

(e)	the Lessee Parent Share Charge;

(f)	the Manager's Undertaking;

(g)	the Subordination Deed;

(h)	the Seller Warranty Assignment;

(i)	all notices and acknowledgments and other documents issued in relation to or in connection with the documents set out above; and

(j)	any other document designated as such by the Lessor and the Lessee.
"Security Perfection Requirements" means, in respect of the Security Documents, any Authorisations of the Security Documents as may be required or recommended in any legal opinion accepted under Clause 3 (Conditions precedent).
"Security Agent" means Industrial and Commercial Bank of China Limited, as security agent for the Finance Parties.
"Seller" means Prospector Rig 5 Owning Company S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg, with registered office at 291, route d'Arlon, L-1150 Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 165721 and having a share capital of $20,001.
"Seller's Credit" means a seller's credit to the Lessor in an amount of $ 230,000,000 less the Receivable."Seller Warranty Assignment" means with respect to the Rig, the Lessee's assignment entered into or to be entered into between the Lessee and the Lessor in respect of the Warranties together with all ancillary documents to be delivered pursuant thereto.
"Share Charges" means collectively, the Lessee Share Charge and the Lessee Parent Share Charge, and each or either of them, a Share Charge, as the context may require.
"Sterling" and "£" means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.
"Sterling Earnings Account" means the Sterling denominated accounts of the Lessee opened and maintained, or as the context may require, to be opened by the Lessee with the Lessee Account Bank with account number as listed in the schedule to the Account Charge and designated by the Lessor to be a "Sterling Earnings Account" and includes any redesignation and each sub-account thereof.

"Spill" means any actual or threatened emission, spill, release or discharge of a Pollutant into the environment.
"Sub-lease" means the Initial Sub-lease and any other sub-lease, charter or contract of employment in respect of the Rig entered into or to be entered into from time to time with any Sub-lessee pursuant to this Agreement.
"Sub-lessee" means the Initial Sub-lessees and any other company acceptable to the Lessor and the Facility Agent with whom the Lessee enters into a contract for service or employment of the Rig in accordance with Clause 18.3 (Sub-leasing).
"Subordinated Creditor" has the meaning ascribed to the term in Clause 16.5 (Subordination).
"Subordinated Debt" has the meaning ascribed to the term in Clause 16.5 (Subordination).
"Subordination Deed" means any subordination deed required by Clause 16.5 (Subordination).
"Subordinated Loan Agreements" means the Intragroup Loan Agreement and any other loan agreement entered into or to be entered into between any Group Member and the Lessee whereby that Group Member provides debt funding to the Lessee, and "Subordinated Loan Agreement" means any of them.
"Subsidiary" of a person means any other person:
(a)    directly or indirectly controlled by such person, or

(b)	of whose dividends or distributions on ordinary voting share capital such person is beneficially entitled to receive more than 50 per cent.
"Swap Bank" means any person which enters into a hedging transaction with the Lessor in connection with the Facility Agreement.
"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) and "Taxation" shall be construed accordingly.
"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.
"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under an Operative Document or a Finance Document required to be made by:

(a)	any Lessee Party from a payment to the Lessor under an Operative Document;or

(b)	the Lessor from a payment to a Finance Party under a Finance Document.
"Tax Indemnitee" has the meaning given to it under Clause 10.2 (Tax indemnity).

"Tax Payment" means an increased payment made by the Lessee to a Tax Indemnitee under Clause 10.1 (Withholding Taxes) or payment under Clause 10.2 (Tax indemnity).
"Termination Date" means the date on which the Lease Period is to terminate or, as the context may require, terminates.
"Termination Event" means any event or circumstance described in Clause 26 (Termination Events).
"Total Loss" means, in relation to the Rig, its:

(a)	actual, constructive, compromised or arranged total loss; or

(b)	requisition for title, confiscation or other compulsory acquisition by a Governmental Agency; or

(c)	hijacking, theft, condemnation, capture, seizure, arrest or detention for more than thirty (30) days.
"Total Loss Date" means:

(a)	in the case of an actual total loss of the Rig, the date on which the Rig was lost, but in the event of the date of the loss being unknown, the date on which the Rig was last reported;

(b)
in the case of a constructive total loss, the date on which notice of abandonment of the Rig is given to the insurers of the Rig for the time being (provided a claim for total loss is admitted by such insurers) or, if such insurers do not admit such a claim, the date on which a Total Loss is subsequently adjudged by a competent court of law to have occurred; and

(c)	in the case of a compromised, agreed or arranged total loss, on the date upon which a binding agreement as to such compromised, agreed or arranged total loss has been entered into by the insurers;

(d)	in the case of any requisition for title, confiscation or other compulsory acquisition by a Governmental Agency, on the date upon which the relevant compulsory acquisition occurs; and

(e)
in the case of hijack, theft, condemnation, capture, seizure, arrest, detention or confiscation by any government or by persons acting or purporting to act on behalf of any government or by any other person or disappearance of that Rig, which deprives the Lessor or, as the case may be, the Lessee or, as the case may be, any Sub-lessee of the use of the Rig for more than thirty (30) days, upon the expiry of the period of thirty (30) days after the date upon which the relevant hijack, theft, condemnation, capture, seizure, arrest, detention, confiscation or disappearance occurred;

"Total Loss Payment Date" means, following the occurrence of a Total Loss, the earlier of:

(a)	the 90 day following the Total Loss Date (or such later date as the Lessor may agree); and

(b)	the date on which the Lessor and/or the Security Agent receives the Insurance Proceeds in respect of the Total Loss.
"Ultimate Shareholder" means Paragon Offshore Plc.
"Warranties" means the warranties and indemnities given by the Builder in favour of the Seller under the Building Contract.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)
the "Lessor", the "Lessee", any "Lessee Party", the "Facility Agent", any "Finance Party", the "Security Agent", the "Lenders" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	"assets" includes present and future properties, revenues and rights of every description;

(iii)	an "Operative Document" or any other agreement or instrument is a reference to that Operative Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	"including" shall be construed as "including without limitation" (and cognate expressions shall be construed similarly);

(v)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vii)
"law" includes common or customary law and any constitution, decree, judgment, legislation, order, ordinance, regulation, rule, statue, treaty or other legislative measure in any jurisdiction or any present or future directive, regulation or requirement, or official or judicial interpretation of any of the foregoing, and any rule, treaty, official directive, request or guideline (whether or not having the force of law but if not having force of law, being of the kind with which those to whom it applies are accustomed to comply in accordance with general commercial practice) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self regulatory or other authority or organisation;

(viii)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)	a provision of law is a reference to that provision as amended or re-enacted; and

(x)	a time of day is a reference to Beijing time.

(b)
Unless a contrary indication appears, references to Clauses and Schedules are to be construed as references to clauses of, and schedules to, this Agreement. Clause and Schedule headings are for ease of reference only.

(c)
Unless a contrary indication appears, a term used in any other Operative Document or in any notice or certificate given under or in connection with any Operative Document has the same meaning in that Operative Document, notice or certificate as in this Agreement.

(d)	A Potential Termination Event is "continuing" if it has not been remedied or waived; a Termination Event is "continuing" if it has not been remedied or waived.

(e)	In this Agreement, unless a contrary indication appears, words importing the plural include the singular and vice versa, and words importing a gender include every gender.

(f)
In Clause 26 (Termination Event) of this Agreement, "acting reasonably" means to decide the course of action by taking into account the nature of non-compliance and the proposal of the Lessee to remedy such non-compliance and in each case, without undue delay.

1.3	Third party rights
Any person which is a Finance Party, an Indemnitee or a Tax Indemnitee from time to time and is not a party to this Agreement shall be entitled to enforce such terms of this Agreement as provide for the obligations of the Lessee to such Finance Party, Indemnitee or Tax Indemnitee, as the case may be, in each case, subject to the provisions of Clause 42 (Governing law) and the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act"). The Third Parties Act applies to this Agreement as set out in this Clause 1.3. Save as provided above, a person who is not a party to this Agreement has no right to use the Third Parties Act to enforce any term of this Agreement and, subject to the other provisions of the other Operative Documents, the parties to this Agreement do not require the consent of any third party (including, without limitation, the Finance Parties, Indemnitee or Tax Indemnitee who is not a party to this Agreement) to amend or rescind this Agreement at any time.

2.	LEASE OF RIG

Subject to the terms and conditions of this Agreement, the Lessor shall lease, and the Lessee shall take on lease, the Rig for the Lease Period. There shall be no renewal or extension of the Lease Period beyond the Expiry Date.

3.	CONDITIONS PRECEDENT

3.1	Lessor's conditions precedent

(a)	The obligation of the Lessor to lease the Rig to the Lessee under this Agreement is subject to:

(i)	receipt by the Lessor of the documents and evidence set out in Part 1 of Schedule 2 (Conditions precedent to be provided to the Lessor) on or prior to the date of this Agreement;

(ii)
receipt by the Lessor of (A) the Initial Sub-lessee's written consent to the sale of the Rig by the Seller to the Lessor; and (B) evidence that all Project Accounts have been opened with the Lessee Account Bank on or before 8 July 2015; and

(iii)	receipt by the Lessor of the documents and evidence set out in Part 2 of Schedule 2 (Conditions precedent to be provided to the Lessor) on or prior to the Delivery Date, each in form and substance satisfactory to the Lessor and/or the Facility Agent as appropriate.

(b)	The conditions specified in paragraph (a) above are inserted for the sole benefit of the Lessor and may be waived or deferred in whole or in part and with or without conditions only by the Lessor.

3.2	Lessee's conditions precedent

(a)
The obligation of the Lessee to take the Rig on lease on the Delivery Date is subject to receipt by the Lessee of the documents and evidence set out in Schedule 3 (Conditions precedent to be provided to the Lessee) on or prior to the Delivery Date in form and substance satisfactory to the Lessee.

(b)	The conditions specified in paragraph (a) above are inserted for the sole benefit of the Lessee and may be waived or deferred in whole or in part and with or without conditions only by the Lessee.

3.3	Lessor's further conditions precedent
The obligation of the Lessor to lease the Rig under this Agreement is subject to the further conditions that:

(a)
the representations and warranties in Clause 14.1 (Lessee representations) hereof and clause 3.1 of the Memorandum of Agreement and those of the Manager in the Management Agreement shall be true and correct as if each was made with respect to the facts and circumstances existing immediately prior to the time when Delivery is to take place;

(b)	no Potential Termination Event or Mandatory Termination Event shall have occurred and be continuing or would arise by reason of the Delivery taking place;

(c)	no event or circumstance has occurred or exists between the date hereof and the proposed date of Delivery which may have a Material Adverse Effect;

(d)
all consents, if any, of any relevant Governmental Agency necessary for the effective performance or consummation of the transactions contemplated by the Operative Documents to which each Lessee Party is a party shall have been obtained and be in full effect;

(e)	Delivery shall have occurred on or prior to the Cut-off Date (unless otherwise agreed by the Lessor and the Facility Agent); and

(f)	all of the documents received by the Lessor as contemplated in Clause 3.1 (Lessor's conditions precedent) are in full force and effect.

3.4	Sanctions

(a)
Notwithstanding any other provision of this Agreement or any Operative Documents to the contrary, none of the Lessor or the Lessee Parties is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any Sanctions or any laws and regulations relating to anti-money laundering, counter-terrorism financing or economic and trade sanctions applicable to it.

(b)
Notwithstanding any other provision of this Agreement or any Operative Document to the contrary but subject to any statutory obligations and confidentiality undertakings by which the Lessor and any Lessee Party may be bound, each of them agrees to provide any information and documents that are within its possession, custody or control reasonably required by any other Party in order for that other Party to comply with any Sanctions or any laws and regulations relating to anti-money laundering, counter-terrorism financing or economic and trade sanctions applicable to it.

(c)
If any of the Lessor or any Lessee Party forms the view that, in its reasonable opinion, it is required to disclose information obtained in connection with this Agreement or any Operative Document to any person in order to comply with any Sanctions or any laws and regulations relating to anti-money laundering, counter-terrorism financing or economic and trade sanctions applicable to it, each of them agrees that, to the extent permitted by law, such disclosure will not breach any duty of confidentiality owed by any of them to any of the others.

4.	DELIVERY OF RIG

4.1	Delivery

Notwithstanding anything to the contrary contained in the Agreement, immediately upon delivery of the Rig to the Lessor by the Seller pursuant to the Memorandum of Agreement on the Delivery Date, the Lessor shall deliver the Rig to the Lessee and the Lessee shall take delivery of the Rig from the Lessor. On Delivery, the Lessee shall execute and deliver to the Lessor the Acceptance Certificate.

4.2	Acceptance Certificate
The execution and delivery of the Acceptance Certificate pursuant to Clause 4.1 (Delivery) shall constitute irrevocable, final and conclusive evidence that:

(a)	the Lessee has accepted the Rig for the purposes of this Agreement; and

(b)	the Rig was delivered to the Lessee in a condition in compliance with this Agreement.

4.3	Lessee's acknowledgement
The Lessee acknowledges that:

(a)	the Lessor shall purchase the Rig pursuant to the Memorandum of Agreement at the request of the Lessee, and for the sole purpose of leasing the Rig to the Lessee pursuant to this Agreement;

(b)
the Lessee shall not be entitled to refuse to accept delivery of the Rig under this Agreement once the Lessor acquires title to, and receives possession of, the Rig pursuant to the Memorandum of Agreement;

(c)
the Lessor shall not be liable for any Losses resulting (directly or indirectly) from any defect or alleged defect in the Rig, or failure or alleged failure of the Rig to comply with the Memorandum of Agreement; and

(d)	the Lessee shall be responsible for the condition of the Rig on the Delivery Date.

4.4	Delays in delivery

(a)
The Lessor's ability to deliver the Rig under this Agreement is dependent upon the due and punctual performance by the Seller of its obligations under the Memorandum of Agreement. If the Seller delays the delivery of, or fails to deliver, the Rig to the Lessor (other than where such delay or failure is caused by the negligence or wilful misconduct of the Lessor):

(i)	the Lessor shall not incur any liability to the Lessee under this Agreement; and

(ii)	the Lessee shall not be entitled to terminate this Agreement, or to reject the Rig when tendered for delivery by the Seller on the grounds of any such delay or failure.

(b)	If the Seller terminates or repudiates the Memorandum of Agreement, the Lessor's obligation to lease the Rig to the Lessee under this Agreement shall automatically terminate.

(c)
If, for any reason other than a breach by the Lessor of any of its obligations under the Operative Documents to which it is a party which is not attributable to any Potential Termination Event or Mandatory Termination Event and occurs in circumstances where the conditions precedent to the obligations of the Lessee under Clause 3.2 (Lessee's conditions precedent) have been satisfied, the Rig shall not have been delivered to and accepted by the Lessee in accordance with Clause 4.1 (Delivery) on or before 11:59 p.m. (Hong Kong time) on the Cut‑off Date or such later time as the Lessor, the Lessee and the Facility Agent may agree in writing, then the Lessor may, without prejudice to any other rights or remedies which the Lessor may have at law, in equity or otherwise, cancel the obligation contained in this Agreement to charter the Rig to the Lessee by giving notice to the Lessee to that effect, whereupon the Lessor' obligation to lease out the Rig and the Lessee’s obligation to pay Rent and to lease the Rig under this Agreement shall immediately terminate.

5.	EXTENT OF LESSOR'S LIABILITY

5.1	Quiet enjoyment
Unless a Termination Event or a Mandatory Termination Event has occurred and is continuing or the Lease Period has terminated pursuant to this Agreement, the Lessor undertakes with the Lessee that it will not, nor shall any person claiming through it, disturb or interfere with the quiet, peaceful and continuing possession, use and enjoyment of the Rig by the Lessee due to any act or failure to act on the part of the Lessor or any person claiming through or under the Lessor; provided always that the Lessor shall not be liable to the Lessee or any other person for any interruption or disturbance to the Lessee’s or such other person’s quiet, peaceful use, or continued enjoyment of the Rig as a result of (i) a defect in the Lessor ownership of or title to the Rig as transferred to the Lessor by the Seller, (ii) any act or failure to act on the part of any Lessee Party or such other person (which act or failure itself gave rise to or caused such interruption or disturbance) or (iii) compliance by the Lessor with any applicable law, provided that if the Lessor becomes aware that there has been or there is pending a change in any applicable law which would result in any such interruption or disturbance to the Lessee’s or such other person’s quiet, peaceful use, or continued enjoyment of the Rig, the Lessor shall immediately notify the Lessee of the nature of such change or pending change and take whatever action may reasonably required by the Lessee to mitigate such interruption or disturbance.

5.2	Limitations on Lessor's liability
The Lessee acknowledges that:

(e)	the Lessee alone has selected the Rig for leasing by the Lessor to the Lessee under this Agreement;

(f)	the Lessee has had every opportunity to negotiate, and has negotiated, the terms of the Memorandum of Agreement with the Seller; and

(g)	the Rig Rights are satisfactory in all respects to the Lessor, the Lessee and their respective technical experts.
Accordingly, the Lessee agrees that:

(i)	the Rig shall be leased on an "as is, where is" basis;

(ii)
the Lessor makes no condition, term, representation or warranty as to title, seaworthiness, condition, design, operation or fitness for use of the Rig, or as to the eligibility of the Rig for any particular trade or operation, or any other condition, term, representation or warranty with respect to the Rig; and

(iii)	the Lessee waives all its rights and claims in respect of any condition, term, representation or warranty described in paragraph (ii) above.

5.3	Operational warranties

(d)	Provided that no Termination Event or Mandatory Termination Event has occurred and is continuing, the Lessee shall be entitled to the benefit of all Rig Rights throughout the Lease Period.

(e)	The Lessor shall, at the Lessee's expense, take all necessary steps to procure that the Lessee has the benefit of, and can directly enforce, all Rig Rights.

(f)
At the termination of the Lease Period if the Lessee does not purchase the Rig from the Lessor under this Agreement for any reason, the Lessee shall, at the Lessee's expense, assign to the Lessor the benefit of all assignable Rig Rights. To the extent that any Rig Right is not so assignable, the Lessee shall, at the Lessee's expense, use all reasonable endeavours to procure that there is extended to the Lessor the benefit of such unassignable Rig Right:

6.	RENT, PAYMENTS AND CALCULATIONS

6.1	Rent

(a)	The Lessee shall pay to the Lessor, as consideration for entering into this Agreement a non-refundable handling fee in the amount and upon the terms and conditions set out in the Fee Letter.

(b)	The Lessee shall during the Lease Period pay Rent to the Lessor in advance, in the amounts calculated in accordance with, and on the respective Payment Dates specified in, Schedule 5 (Rent).

(c)
The first Rent shall be applied in payment of the Seller's Credit received by the Lessor, and may be settled or set-off between the Lessee and the Seller, subject to the Seller confirming to the Lessor that such payment or set-off discharges in full the Lessor's obligations in respect of the Seller's Credit.Payments unconditional

6.2	Payment unconditional

(g)
The Lessee's obligation to pay Rent and other payments in accordance with this Agreement and any other amounts payable by the Lessee under other Operative Documents to which it is a party shall be absolute and unconditional irrespective of any matter or contingency, including:

(i)	any set-off, counterclaim, recoupment, defence or other right which either Party may have against the other or any other party to the Operative Documents;

(ii)
the occurrence of a Total Loss or any other occurrence including the loss, destruction, confiscation, seizure, damage to the Rig, or the interruption or cessation in or prohibition of the use of, or any requisition for hire or use of, possession or enjoyment of the Rig by the Lessee for any reason whatsoever; or

(iii)
any unavailability of the Rig, including any lack or invalidity of title or any other defect in the title, seaworthiness, condition, design, merchantability, fitness for use or purpose, or lack of crew, injury of any crew, or the ineligibility of the Rig for any particular use or trade, or for registration or documentation under the laws of any relevant jurisdiction;

(iv)	any failure or delay on the part of any Party, whether with or without fault on its part, in performing or complying with any of the terms of the Operative Documents;

(v)
any insolvency, bankruptcy, winding-up, reorganisation, reconstruction, arrangement, readjustment of debt, dissolution, controlled management (gestion contrôlée), suspension of payments (sursis de paiement), arrangement with creditors (concordat préventif de la faillite), judicial liquidation (liquidation judiciaire) or similar proceedings by or against any of the Lessor, any Lessee Party or any other party to the Operative Documents;

(vi)	any other cause which would, but for this Clause 6.2, have the effect of terminating or affecting the obligations of the Lessee under any of the Operative Documents; and

(vii)	any invalidity, unenforceability or lack of due authorisation of, or other defect in, any of the Operative Documents.

(h)
It shall be the intention of the Parties that the obligations of the Lessee under this Clause 6.2 shall survive any frustration of any of the Operative Documents to which any Lessee Party is a party, and that, except as provided for in this Agreement, no amount payable or paid by the Lessee under this Agreement to the Lessor shall be repayable to the Lessee.

6.3	Manner of payment
All payments of Rent, the Purchase Option Price, the Purchase Obligation Price and any other amounts payable by the Lessee under this Agreement and any other Operative Documents to which any Lessee Party is a party shall be made:

(a)	in full, without any set-off or counterclaim and, subject as provided in Clause 10.1 (Withholding Taxes), free and clear of any deductions or withholdings; and

(b)
in Dollars, in same day funds before 11:00 a.m. (Beijing time) on the due date for payment, to the Payment Account or such other account as the Lessor or the Facility Agent may notify the Lessee in writing at least 3 Business Days before the due date for payment.

6.4	Assumptions on Rent
Schedule 5 (Rent) has been prepared on the assumptions that:

(a)	the Delivery Date will be 16 July 2015;

(b)	the Purchase Price will be the aggregate of $160,000,000 and the Seller's Credit; and

(c)	the Seller's Credit will be $70,000,000.

6.5	Adjustment of Rent

(a)
If any of the assumptions in Clause 6.4 (Assumptions on Rent) proves to be incorrect on or prior to the Delivery Date, the Lessor shall promptly prepare substitute schedules on the same basis as Schedule 5 (Rent) showing the exact amounts in Dollars to be paid by the Lessee under this Agreement by way of Rent.

(b)
The Lessor shall promptly submit such substitute schedules to the Facility Agent and the Lessee for approval. If approved by the Facility Agent and the Lessee, such substitute schedules shall replace Schedule 5 (Rent) and shall become Schedule 5 (Rent) with effect from the Delivery Date. All payments of Rent shall subsequently be made in accordance with such substitute schedules.

(c)
In the event of any prepayment of the Notional Rent Outstanding pursuant to Clause 8.5(c), the Lessor shall promptly substitute schedules on the same basis as Schedule 5 (Rent) showing the revised amount in Dollars to be paid by way of Rent on the remaining Payment Dates to reflect the equivalent prepayment of the Notional Rent Outstanding (if any) by the Lessee.

(d)	In the event of any reduction in the Purchase Price, the Rent payable by the Lessee on the sixthieth (60th) Payment Date and the Notional Rent Outstanding shall be reduced by an equivalent amount.

6.6	Business Days

Any payment which is due to be made under an Operative Document on a day which is not a Business Day shall be made on the next Business Day, unless such Business Day falls in the next calendar month or after the Expiry Date, in which case the due date shall be the preceding Business Day.

6.7	Late payment
If the Lessee fails to pay any sum under this Agreement on its due date for payment (including any sum payable pursuant to this Clause 6.7), the Lessee shall pay to the Lessor on demand interest on such amount from the date of such failure to the date of actual payment (both before and after judgment) at the Default Rate.

6.8	Calculation of interest
All amounts of interest payable under this Agreement shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360-day year.

6.9	Certificates and determinations
Any certificate or determination of the Lessor and/or the Facility Agent of a rate or an amount payable under the Operative Documents and Finance Documents shall specify in reasonable detail the basis of computation of the relevant rate or amount and shall, in the absence of manifest error, be conclusive and binding on the Lessee.

7.	COSTS AND EXPENSES
Whether or not the Lease Period commences, the Lessee shall pay to the Lessor on demand, on an After Tax Basis, all Losses incurred by the Lessor or by any Indemnitee for which the Lessor is responsible in connection with:

(i)	the negotiation, preparation and execution of the Operative Documents and the Finance Documents;

(j)	any variation of the Operative Documents and the Finance Documents attributable to variation of any Operative Documents or any waiver or consent required under any of them;

(k)	the early termination of the leasing of the Rig and the sale of the Rig to the Lessee pursuant to Clause 28 (Purchase Options and Purchase Obligations) or occurrence of an Early Termination Event;

(l)
investigating the alleged occurrence of a Termination Event or a Mandatory Termination Event, and the enforcement or preservation of any right conferred upon the Lessor by the Operative Documents, or in respect of the repossession of the Rig in accordance with the Operative Documents or the Finance Documents attributable to any Lessee Party;

(m)	a Total Loss or any event which may become a Total Loss; and

(n)	the incorporation, administration, winding up or liquidation of the Lessor before or after the Expiry Date,

provided that in the case of investigating the alleged occurrence of a Termination Event under paragraph (d) above, the Lessee shall only bear the cost of up to $150,000 per annum.

8.	PROJECT ACCOUNTS

8.1	General undertakings
The Lessee undertakes with the Lessor that, from the date of this Agreement and thereafter, it will:

(c)	open each of the Project Accounts with the Lessee Account Bank and, in connection therewith, will from time to time complete all "know your customer" and other returns necessary for such process;

(d)	maintain each of the Project Accounts with the Lessee Account Bank;

(e)	not withdraw any moneys from any Project Account other than in accordance with the provisions of this Clause 8.

8.2	Payment of Earnings etc.
With effect from Delivery, the Lessee shall:

(d)
other than the Insurance Proceeds above the Major Casualty Amount, procure that all Earnings in Dollars are paid into the Dollars Earnings Account and all Earnings in Sterling are paid into the Sterling Earnings Account;

(e)	procure that all Insurance Proceeds above the Major Casualty Amount are paid into the Insurance Proceeds Account or to the order of the Security Agent;

(f)	direct each Sub-lessee to pay all Earnings in Dollars into the Dollars Earnings Account and all Earnings in Sterling into the Sterling Earnings Account;

(g)	procure the payment of all Total Loss Proceeds into the Insurance Proceeds Account or to the order of the Security Agent, in each case for application in accordance with this Agreement and/or the Lessee Assignment.
The payment of all Total Loss Proceeds into the Insurance Proceeds Account (or to the Security Agent as the case may be) shall to the extent of such Total Loss Proceeds, discharge the Lessee's obligation to pay the relevant Termination Sum pursuant to Clause 30 (Payments on Termination Event).

8.3	Currency
Any moneys required to be credited to the Project Accounts denominated in a currency other than Dollars shall be paid by the recipient to the Lessee Account Bank which shall purchase Dollars with such moneys at either (i) the spot rate of exchange of the Lessee Account Bank or (ii) if no spot rate of exchange is available, at a rate determined by the

Lessee Account Bank at 11.00 am (Hong Kong time) on the Business Day following the day on which such moneys are received by the Lessee Account Bank for the purchase of Dollars with that other currency and the Lessee Account Bank shall credit the proceeds of such conversion to the relevant Project Account.

8.4	Project Accounts

(a)	Subject to paragraph (b) below, after the Delivery Date, no withdrawals shall be permitted from the Earnings Accounts without the prior consent of the Lessor and the Facility Agent.

(b)	The Lessee shall apply, and the Lessee Account Bank is hereby authorised to apply, the moneys deposited in Earnings Accounts in the following order of application:

(iv)
first, on each Payment Date, to apply the Earnings in Sterling deposited in the Sterling Earnings Account towards payments of the Operating Expenses for that month in Sterling of up to £31,000 per day which is equivalent to the amount in Dollars at the exchange rate specified in clause 3.2 of the Initial Sub-lease (the "Sterling Expenses") to the extent that they have not been funded out of the Capex Reserve Amount pursuant to Clause 8.8 (Capex Reserve Account) and in any event not to exceed the Operating Expenses Cap for that month;

(v)	second, on each Payment Date, to apply the Earnings in Dollars in or towards payment in Dollars of an amount in respect of:

(A)
the Operating Expenses for that month to the extent that they have not been funded out of the Capex Reserve Account pursuant to Clause 8.8 (Capex Reserve Account) and provided that such payment shall not exceed the Operating Expenses Cap for the month minus the Sterling Expense and

(i)
if the Operating Expenses Cap exceeds the Budgeted Operating Expenses for that month, the Lessor shall have the right to audit all such expenses exceeding such Budgeted Operating Expenses and for such purposes the Lessee undertake to provide the Lessor with all documents and information as the Lessor may reasonably require; and

(ii)
if the Operating Expenses Cap for the month exceeds the Operating Expenses incurred during the same month, the surplus shall be remitted to the Opex Reserve Account until and unless $1,500,000 has been accumulated in the Opex Reserve Account; and

(B)	any Taxes in respect of the Rig due and payable,

(vi)	third, on each Payment Date, in transfer to the Payment Account of each instalment of Rent then due and any other sums then due and payable to the Lessor;

(vii)	fourth, on each Payment Date, in transfer to the Rental Reserve Account of any sum necessary to enable the Lessee to comply with paragraph (a) of Clause 8.5 (Rental Reserve Account);

(viii)	fifth, on each Payment Date, in transfer to the Capex Reserve Account of any sum necessary to enable the Lessee to comply with Clause 8.8 (Capex Reserve Account);

(ix)
sixth, if there is any surplus remaining in the Earnings Accounts after applications and retentions under the preceding paragraphs of this Clause 8.4 (such surplus being herein referred to as "Excess Cash Flow"), on each Payment Date that occurs (A) during the term of the Initial Sub-lease, in transfer to the Rental Reserve Account all of the Excess Cash Flow and (B) after expiry of the term of the Initial Sub-lease, in transfer to the Rental Reserve Account of an amount equal to twenty five per cent. (25%) of the Excess Cash Flow (each of the amounts specified in (A) and (B) is defined as an "Excess Amount");

(x)
seventh, after expiry of the Initial Sub-lease, if there is any surplus remaining in the Earnings Accounts after the applications and retentions under the preceding paragraphs of this Clause 8.4, on each Payment Date, either in transfer to the Dividend Lock-up Account in accordance with the provisions of 8.6 (Dividend Lock-up Account) if a Dividend Restriction Event has occurred and is continuing or in transfer to the Distribution Account if no Dividend Restriction Event has occurred and is continuing.

8.5	Rental Reserve Account

(a)
On or before the Delivery Date, the Lessee shall pay into the Rental Reserve Account an amount of $10,000,000 and thereafter at all times during the Lease Period, the Lessee shall maintain a credit balance of not less than the Rental Reserve Amount in the Rental Reserve Account.

(b)	During the Lease Period, the Lessee shall not withdraw or request a withdrawal of moneys from the Rental Retention Account, except as permitted under paragraph (c) of this Clause 8.5.

(c)
At all times throughout the Lease Period, the Lessee hereby authorises the Lessee Account Bank to pay quarterly on a Payment Date all Excess Amount accumulated in the Rental Reserve Account to the Payment Account to prepay part of the Notional Rent Outstanding. The Lessee shall not be liable for any prepayment fee payable by the Lessor to the Lenders under the Finance Documents and any such prepayment of the Notional Rent Outstanding shall be paid net of any Broken Funding Costs. Any prepayment under this Clause

8 shall satisfy the obligations under Clause 6 (Rent, Payments and Calculations) in inverse chronological order.

8.6	Dividend Lock-up Account

(a)
So long as any Dividend Restriction Event has occurred and is continuing, no funds may be withdrawn from the Dividend Lock-up Account without the consent of the Lessor except to be transferred to the Payment Account, the Rental Reserve Account, the Capex Reserve Account to ensure compliance with the terms of this Agreement or in accordance with Clause 16.13 (Distribution and other payments) for payment of Available Cash.

(b)	So long as no Dividend Restriction Event has occurred and is continuing, any Available Cash may be transferred to the Distribution Account.

8.7	Distribution Account
Notwithstanding the provisions of Clause 16.13 (Distributions and other payments), the Lessee shall be entitled to withdraw moneys from the Distribution Account at any time.

8.8	Capex Reserve Account

(a)	On or before the Delivery Date, the Lessee shall pay into the Capex Reserve Account an amount of not less than $1,500,000 (the "Capex Reserve Amount").

(b)	The Lessee undertakes to maintain the Capex Reserve Amount from the Delivery Date and thereafter to maintain it until the end of the Lease Period.

(c)
During the Lease Period, the Lessee shall not withdraw or request a withdrawal of moneys from the Capex Reserve Account other than for making payment towards costs of special survey in an aggregate amount not exceeding the Capex Reserve Amount. In the event that any part of the Capex Reserve Amount is used for the above purposes, the Lessee undertakes to replenish the amount withdrawn within twelve (12) months from the date of withdrawal.

8.9	Insurance Proceeds Account
The Lessor shall (if there is no Potential Termination Event or Mandatory Prepayment Event on or before the relevant withdrawal date) apply the amounts standing to the credit of the Insurance Proceeds Account (and for this purpose the Lessor hereby instructs and authorises the Lessee Account Bank to apply such amounts accordingly), in accordance with Clause 21.9 (Insurance Proceeds).

8.10	Opex Reserve Account
The Lessee may use the funds accumulated in the Opex Reserve Account for payment of the Operating Expenses and any Taxes due and payable for each month to the extent that they have not been funded out of the Earnings Account in accordance with Clause

8.4 (Project Accounts) or out of the Capex Reserve Account pursuant to Clause 8.6 (Capex Reserve Account).

8.11	Other provisions

(a)
The Lessee shall not close any Project Account or alter the terms of any Project Account from those in force at the time it is designated for the purposes of this Clause 8 or waive any of its rights in relation to a Project Account except with approval.

(b)
The Lessee shall deposit with the Lessor or the Facility Agent all certificates of deposit, receipts or other instruments or securities relating to any Project Account, notify the Facility Agent of any claim or notice relating to a Project Account from any other party and provide the Lessor or the Facility Agent with any other information it may request concerning any Project Account.

9.	INDEMNITIES

9.1	Currency indemnity

(h)
If any sum due from any Lessee Party under the Operative Documents to which it is a party (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against any Lessee Party; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Lessee shall indemnify the relevant Indemnitee, on an After Tax Basis, against all Losses arising out of, or as a result of, the conversion, including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to the relevant Indemnitee at the time of its receipt of that Sum.

(i)
The Lessee waives any right it may have in any jurisdiction to pay any amount under the Operative Documents to which it is a party in a currency or currency unit other than that in which it is expressed to be payable.

9.2	Financial indemnities
The Lessee shall indemnify each relevant Indemnitee on demand, on an After Tax Basis, against all Losses incurred by such Indemnitee as a result of or in connection with:

(e)	any default by any Lessee Party in payment of any amount due under this Agreement;

(f)	Delivery occurring other than on the date upon which the Rig is delivered to the Lessor under the Memorandum of Agreement;

(g)
Delivery having failed to occur on the Scheduled Delivery Date (as defined in the Memorandum of Agreement) by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of a default or negligence by the Lessor) if Delivery Notice (as defined in the Memorandum of Agreement) has been served under the Memorandum of Agreement;

(h)
any mortgagee's interest insurance and/or mortgagee's interest insurance -additional perils (pollution) which are effected by or on behalf of the Finance Parties, or with a view to effecting, maintaining or renewing any such insurances, or dealing with or considering any matter arising out of any such insurances, in each case up to an amount of the lower of the market value of the Rig and 120% of the Notional Rent Outstanding;

(i)
any costs, charges or expenses which any Lessee Party has agreed to pay under the Operative Documents and which are claimed or assessed against or (prior to the occurrence of a Termination Event or a Mandatory Termination Event which is continuing, after consultation with the Lessee) paid by an Indemnitee; and

(j)	any Purchase Option not being exercised in accordance with the notice given by the Lessee.

9.3	Operational indemnity
The Lessee shall indemnify each Indemnitee, on an After Tax Basis, against all Losses incurred by that Indemnitee as a result of, or in connection with:

(c)
the condition, testing, design, manufacture, delivery, redelivery, non-delivery, purchase, export, import, registration, ownership, classification, leasing, sub-leasing, management, possession, manning, provision of bunkers and lubricating oils, dry-docking, surveys, control, use, operation, maintenance, repair, replacement, refurbishment, modification, overhaul, insurance, sale or other disposal, return or storage of, or loss of or damage to, the Rig, or otherwise in connection with the Rig, or relating to loss or destruction of, or damage to, any property, or death or injury of, or other loss suffered by, any person relating to any of these matters;

(d)
claims which may be made on the ground that any design, article or material in the Rig or the operation or use of such design, article or material constitutes an infringement of patent, trademark, copyright or other intellectual property right or any other right;

(e)	preventing or attempting to prevent the arrest, confiscation, seizure, taking in execution, impounding, forfeiture or detention of the Rig, or in securing the release of the Rig;

(f)	the Rig becoming a wreck or obstruction to navigation, including the removal or destruction of the wreck or obstruction under statutory or other powers;

(g)	the enforcement of, or the making of a claim under, any Rig Right pursuant to Clause 5.3 (Operational warranties);

(h)	any reflagging, deletion and/or registration of the Rig by the Lessor which may be required following the occurrence of a Termination Event or a Mandatory Termination Event;

(i)	the Lessee contesting any claim pursuant to paragraph (c) of Clause 9.5 (Conduct of claims).

9.4	General indemnity exclusions
The indemnities in this Clause 9 shall not apply to any Loss:

(d)	found in a final, non-appealable judgement by the court of competent jurisdiction to have resulted from an Indemnitee's gross negligence, fraudulence or wilful misconduct;

(e)
arising from the failure of the Lessor to perform or observe its obligations in any Operative Document to which it is a party but in each case, excluding any such Loss which is suffered or incurred as a result of or following the occurrence of an Overriding Cause;

(f)	in respect of which the relevant Indemnitee has been unconditionally and irrevocably indemnified under any other provision of this Agreement;

(g)
arising from events occurring after the termination of the Lease Period (but without prejudice to the Lessee's continuing liability after the termination of the Lease Period in respect of Losses arising from events occurring during the Lease Period) but in each case, excluding any such Loss which is suffered or incurred as a result of or following the occurrence of an Overriding Cause; or

(h)	in respect of any Lessor Lien owing from a debt, liability or other obligation of the Lessor.

9.5	Conduct of claims

(a)
The Lessor shall request each Indemnitee to notify the Lessee as soon as reasonably practicable after a written claim is made against that Indemnitee with respect to any matter for which the Lessee is responsible under this Agreement.

(b)	Any notification given under paragraph (a) above shall give such details as the relevant Indemnitee then has regarding the claim and any Loss.

(c)
The Lessee may (with the Lessor's prior written consent, such consent not to be unreasonably withheld), in consultation with the Lessor and the relevant Indemnitee, assume and conduct promptly and diligently the defence of any claim of the Lessor giving rise to an obligation on the Lessee to indemnify under this Agreement, provided that:

(i)	no Potential Termination Event or Mandatory Termination Event has occurred and is continuing;

(ii)	the contest does not involve any risk of criminal liability to the Lessor or any material risk of the sale, forfeiture or loss of the Rig;

(iii)	independent legal counsel reasonably acceptable to the Lessor is of the opinion, confirmed in writing to the Lessor, that a reasonable basis exists for contesting the relevant claim;

(iv)	the commercial position and business reputation of the Lessor will not be materially or adversely affected by contesting the relevant claim; and

(v)	the Lessee will be responsible for all Losses suffered by the Lessor as a consequence of the Lessee contesting the relevant claim.

(d)	The Lessor will not, by reason of the Lessee contesting a claim in accordance with paragraph (c) above, be prevented from settling or paying any claim if required by applicable law.

(e)
The Lessee and its insurers shall have the right, at the Lessee's or its insurers' expense, to investigate any claim for which indemnification is sought pursuant to this Agreement. The Lessor shall co-operate with the Lessee and/or its insurers with respect to such investigation.

9.6	Continuation of indemnities
The indemnities contained in this Agreement in favour of the Indemnitees shall continue in full force and effect notwithstanding:

(a)	the termination of the leasing of the Rig to the Lessee under this Agreement; or

(b)	the expiration of the Lease Period by effluxion of time or otherwise.

9.7	Indemnity payments

(d)	Any payment becoming due by the Lessee to any Indemnitee under this Agreement shall be paid:

(i)	within 3 Business Days of demand made by such Indemnitee; and

(ii)	together with interest at the Default Rate from the date of such demand to the date of reimbursement by the Lessee to such Indemnitee (both before and after judgment).

(e)
For the avoidance of doubt, it shall not be a condition to the obligation of the Lessee to make a payment under this Agreement in respect of any Loss incurred by an Indemnitee to any third party that the relevant Indemnitee has paid any amount to the third party, but only that an amount is payable by such Indemnitee.

(f)	With respect to the giving of the notification under paragraph (a) of Clause 9.5 (Conduct of claims), each Indemnitee agrees that:

(i)
such notification shall not limit such Indemnitee's right to make further or additional demands on the Lessee in respect of the matter so notified, or in respect of any other matter which is, or may become, the subject of a claim by such Indemnitee on the Lessee under this Agreement; and

(ii)
the failure or delay by any Indemnitee to give such notification within a reasonable period of time shall not affect or limit the rights of such Indemnitee under this Agreement, or the exercise of such rights in relation to the matter in question, or to any other matter which is, or may become, the subject of a claim by such Indemnitee on the Lessee under this Agreement.

10.	TAXES

10.1	Withholding Taxes
If, after the date of this Agreement, any Tax Deduction is required to be made:

(k)	the Lessee shall promptly notify the Lessor in writing after the Lessee becomes aware of such requirement;

(l)	the Lessee shall pay, or shall procure the payment of, the full amount of the deduction or withholding to the appropriate entity within the time period for payment permitted by law; and

(m)
the sum due from any Lessee Party in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Lessor receives and retains (free from any liability in respect of any such deduction or withholding) on the due date for such payment, a net sum equal to the sum which the relevant party would have received and so retained had no such deduction or withholding been made or required to be made from such payment. The Lessee shall promptly deliver to the Lessor appropriate receipts evidencing any deduction or withholding so made.

10.2	Tax indemnity
Except as provided in Clause 10.3, the Lessee shall pay, and on written demand shall indemnify and hold harmless, the Lessor, each Finance Party and their respective directors, officers, agents, successors and permitted agents (each of whom is referred to in this Clause 10 as a "Tax Indemnitee") from and against, any and all fees and duties reasonably incurred (including, but not limited to, license and registration fees), taxes (including, but not limited to, income, gross receipts, sales, consumption, rental, use, turn-over, value-added, property (tangible and intangible, including, without limitation, any property tax imposed on the Rig), excise, franchise, capital, capital gains, doing business and stamp and documentary taxes), levies, imposts, charges or withholding of a similar nature recording charges or assessments of any nature whatsoever, together with any assessments, penalties, fines, additions to tax and interest thereon ("Taxes" and each individually a "Tax") imposed on or against any Tax Indemnitee upon or with respect to:

(a)
the purchase, title, ownership, acquisition, acceptance, rejection, delivery, non-delivery, possession, operation, use, condition, maintenance, repair, sale, remarketing, return, redelivery, storage, manufacture, charter, sub-charter, leasing, modification, supply, replacement, importation, transfer of title, repossession, exportation or other application or disposition of, or the imposition of any Lien (other than any Lessor Lien) on, the Rig or any interest in the Rig; or

(b)
otherwise arising with respect to the Rig or any Operative Document, any Finance Document or the transactions contemplated by, or any amounts paid or payable under or in respect of, this Agreement, the other Operative Documents and the Finance Documents.

10.3	Tax indemnity exclusions
The indemnity in Clause 10.2 (Tax indemnity) shall not apply to:

(i)
any Tax liability which is imposed by way of deduction or withholding from any payment to the relevant Indemnitee under any of the Operative Documents, where the provisions of Clause 10.1 (Withholding Taxes) shall apply;

(j)
Taxes which are imposed on any Tax Indemnity as a result of the failure by the relevant Indemnitee to perform or observe, or the breach of such Tax Indemnitee, of any express undertaking, agreement, covenant or condition in any of the Operative Documents to be performed or observed by it, or as a result of the gross negligence or wilful misconduct of such Tax Indemnitee;

(k)
Taxes assessed against the relevant Tax Indemnitee by the relevant Governmental Agency by reference to its overall profits and gains arising out of or in connection with anything contemplated by the Operative Documents (it being understood that this clause is without prejudice to the obligations of the Lessee under Clause 10.1 (Withholding Taxes)) other than any taxes imposed or which would have been imposed by reason of a connection between the relevant Tax Indemnitee and that jurisdiction to the extent arising solely by reason of (i) the operation, use, presence, registration, leasing, stationing or location of, or any modification, alteration, improvement or addition made in, to, upon or in respect of the Rig or any Termination Event or Mandatory Termination Event; or

(l)
Taxes imposed on the relevant Tax Indemnitee relating to events occurring after the termination of the Lease Period and after payment in full of all Rent and other sums in accordance with this Agreement.

10.4	Grossing-up of indemnity payments

(f)	If any sum payable to any Indemnitee or Tax Indemnitee by the Lessee under this Agreement by way of indemnity proves to be insufficient, by reason of any

Taxation imposed on such sum, for the Lessor to discharge the corresponding liability to a third party, or to reimburse such Indemnitee or Tax Indemnitee for the cost incurred by it in discharging such corresponding liability, the Lessee shall, upon receipt of evidence showing such insufficiency, pay to the relevant Indemnitee or Tax Indemniteesuch additional sum as (after taking into account such Taxation suffered by the Lessor) shall be required to make up the relevant deficit.

(g)
If and to the extent that any sum (the "indemnity sum") constituting (directly or indirectly) an indemnity to an Indenmitee or Tax Indemnitee, but paid by the Lessee to any person other than an Indemnitee or Tax Indemitee, shall be treated as taxable in the hands of such Indenmitee or Tax Indemnitee, the Lessee shall pay to the Lessor such sum (the "compensating sum") as (after taking into account any Taxation suffered by the Lessor on the compensating sum) shall reimburse the Indemnitee or Tax Indemnitee for any Taxation suffered by it in respect of the indemnity sum.

10.5	Tax Credit
If the Lessee makes a Tax Payment and the relevant Indemnitee determines that:

(c)	a Tax Credit is attributable to that Tax Payment; and

(d)	that Tax Indemnitee has obtained, utilised and retained that Tax Credit, the relevant Tax Indemnitee shall, so long as no Termination Event or Mandatory Termination Event has occurred and is continuing, pay an amount to the Lessee which that Tax Indemnitee determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Lessee.

10.6	Stamp taxes

(g)	Each Lessee Party shall:

(i)	pay all stamp, documentary, registration or other similar Taxes imposed on or in connection with any of the Operative Documents or Finance Document to which it is a party; and

(ii)
provide the Lessor with receipts in respect of such payments, unless such receipts shall not be available, in which case such Lessee Party shall provide the Lessor with satisfactory evidence of such payments.

(h)	Each Lessee Party shall indemnify the Lessor, on an After Tax Basis, against all Losses arising by reason of any delay or omission by the relevant Lessee Party to pay such duties or Taxes.

11.	ILLEGALITY
11.1

(j)	If, in any applicable jurisdiction:
it becomes unlawful for any of the Lessor, any Lessee Party or any Finance Party to perform any of its obligations or to exercise any of its rights under any of the Operative Documents or any of the Finance Documents, the Lessor or the Lessee, as the case may be, shall be entitled, by giving written notice to the other party:

(i)	if the event occurs before Delivery, to cancel the obligations of the Lessor to lease, and of the Lessee to take on lease, the Rig pursuant to this Agreement; or

(ii)	if the event occurs after Delivery, to terminate the Lease Period; or

(iii)
if the event occurs in relation to a Finance Party, to pay to the Lessor, by means of an adjustment to the Rent, the amount which represents that Finance Party's participation in the Loan (as conclusively certified by such Finance Party) and any Broken Funding Costs, in each case, either immediately or at a future specified date prior to the latest date permitted by such law or regulation.

(k)	On the date of the cancellation or termination referred to in paragraphs (a)(i) and (ii) above, the Lessee shall pay to the Lessor:

(iii)	any Rent due or accrued but unpaid on such date;

(iv)	the Notional Rent Outstanding on such date;

(v)	any other amount then due and payable but unpaid by the Lessee to the Lessor under the Operative Documents; and

(vi)	any Broken Funding Costs.

(l)	Upon receipt by the Lessor of the sums set out in paragraph (b) above, the Lessor shall:

(i)	procure the release of the Liens in the Rig created pursuant to the Operative Documents; and

(ii)	transfer title to the Rig to the Lessee or its nominee pursuant to Clause 31 (Transfer of title).

12.	INCREASED COSTS

12.1	Increased Costs

(m)	The Lessee shall promptly pay to the relevant Indemnitee the amount of any Increased Costs incurred by such Indemnitee as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the date of this Agreement; or

(ii)	compliance with any law or regulation.

(n)	In this Agreement, "Increased Costs" means:

(i)
a reduction in the rate of return from the transactions contemplated by the Operative Documents or the Finance Documents or on an Indemnitee's overall capital (including as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by such Indemnitee);

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Operative Document or Finance Document, which is incurred or suffered by an Indemnitee to the extent that it is attributable to such Indemnitee having agreed to finance or refinance the Rig (whether by equity, debt, payment sub-participation or a combination thereof) or in performing its obligations under the Operative Documents or the Finance Documents.

12.2	Increased Costs exclusions
Clause 12.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(h)	attributable to a Tax Deduction to be made by the Lessee;

(i)
compensated for by Clause 10.2 (Tax indemnity) (or would have been compensated for under Clause 10.2 (Tax indemnity) but was not so compensated solely because the exclusions to Clause 10.2 (Tax indemnity) applied); or

(j)	attributable to the wilful breach by the relevant Indemnitee of any law or regulation.

12.3	Payment of Increased Costs, indemnity sum or voluntary termination

(e)
If an Indemnitee or a Tax Indemnitee wishes to make a claim pursuant to paragraph (c) of Clause 10.1 (Withholding Taxes), Clause 10.2 (Tax Indemnity) or Clause 12.1 (Increased Costs), it shall notify the Lessor of the event giving rise to the claim. The Lessor shall then promptly notify the Lessee.

(f)	Upon receipt of the Lessor's notification, the Lessee shall notify the Lessor of its intention to either:

(i)
pay to the Lessor, by means of an adjustment to the Rent, the amount which the Lessor notifies the Lessee that the relevant Indemnitee or Tax Indemnitee has determined is necessary to compensate it for the Increased Cost or indemnity sum; or

(ii)	voluntarily terminate the leasing of the Rig under this Agreement by paying to the Lessor on the date of termination:

(A)	any Rent due or accrued but unpaid on such date;

(B)	the Notional Rent Outstanding on such date;

(C)	any other amount then due and payable but unpaid by the Lessee to the Lessor under the Operative Documents; and

(D)	any Broken Funding Costs.

(g)
The Lessee's right to voluntarily terminate the leasing of the Rig pursuant to paragraph (b) above shall be exercised simultaneously with the Collateral Lessee exercising its rights to terminate the Collateral Lease pursuant to clause 12.3 (Payment of Increased Costs or voluntary termination) of the Collateral Lease.

(h)	Upon receipt by the Lessor of the sums set out in paragraph (b) above, the Lessor shall:

(vii)	procure the release of the Liens in the Rig created pursuant to the Operative Documents and the Finance Documents; and

(viii)	transfer title to the Rig to the Lessee or its nominee pursuant to Clause 31 (Transfer of title).

13.	MITIGATION
If circumstances arise which would result in any amount becoming payable under Clause 11 (Illegality), Clause 10 (Taxes) or Clause 12 (Increased Costs), the Lessor shall take such reasonable steps as may be open to it to mitigate or remove those circumstances. However, the Lessor shall be under no obligation to take any such steps which shall, or might be considered likely in the Lessor's opinion to:

(k)	have an adverse effect on the Lessor's business operations or financial condition;

(l)	involve the Lessor in any activity which is unlawful or prohibited or any activity which is contrary to, or inconsistent with, any regulation; or

(m)	involve it in any expense (unless indemnified to its reasonable satisfaction) or tax disadvantage.

14.	REPRESENTATIONS

14.1	Lessee representations
The Lessee makes the representations and warranties set out in this Clause 14.1 to the Lessor.

(i)	Status

(iii)
Each Lessee Party is a company or, as the case may be, a corporation, duly incorporated and validly existing and, where applicable, in good standing under the laws of its jurisdiction of incorporation.

(iv)	Each Lessee Party has the power to own its assets and carry on its business as it is being conducted.

(j)	Binding obligations
The obligations expressed to be assumed by each Lessee Party in each Operative Document to which it is a party are legal, valid, binding and enforceable, subject to:

(i)	any general principles of law limiting its obligations which are specifically referred to in any legal opinion accepted under Clause 3.1 (Lessor's conditions precedent); and

(ii)	in the case of any Security Document to which each Lessee Party is a party, the relevant Security Perfection Requirements.

(k)	Insolvency
To the best of its knowledge, no insolvency proceeding or creditors' process described in Clause 26.7 (Insolvency proceedings) has been taken or threatened in relation to the Lessee and no petition for the opening of such proceedings has been presented.

(l)	Non-conflict with other obligations
The entry into and performance by each Lessee Party of, and the transactions contemplated by, the Operative Documents to which it is a party do not and will not conflict with:

(iv)	any law or regulation applicable to it;

(v)	its constitutional documents; or

(vi)	any agreement or instrument binding upon it or any of its assets, nor (except as provided in any Security Document to which each Lessee Party is a party or a Permitted Lien) result in the existence of, or oblige it to create, any Lien over any of its assets.

(m)	Power and authority
Each Lessee Party has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Operative Documents to which it is a party and the transactions contemplated by those documents and to create the Liens expressed to be created by the Security Documents to which it is or will be a party.

(n)	Validity and admissibility in evidence
Subject to any conditions which are specifically referred to in any legal opinion accepted under Clause 3.1 (Conditions Precedent), all Authorisations required or desirable:

(i)	to enable each Lessee Party lawfully to enter into, exercise its rights and comply with its obligations in, the Operative Documents to which it is a party;

(ii)	to make the Operative Documents to which each Lessee Party is a party admissible in evidence in its jurisdiction of incorporation;

(iii)	for each Lessee Party to carry on its business, and which are material; and

(iv)
to enable each Lessee Party to create the Liens to be created by it under any Security Document to which it is a party and to ensure that such Liens has the priority and ranking it is expressed to have, have been obtained or effected and are in full force and effect, subject to the relevant Security Perfection Requirements.

(o)	Governing law and enforcement
Subject to any conditions which are specifically referred to in any legal opinion accepted under Clause 3.1 (Conditions Precedent),

(i)
The choice of English law as the governing law of the Operative Documents (other than the Account Charge, the Lessee Share Charge and the Lessee Parent Share Charge) to which each Lessee Party is a party, the choice of New York or English law as the governing law of the Account Charge and the choice of Luxemburg law as the governing law of the Lessee Share Charge and the Lessee Parent Share Charge will be recognised and enforced in its jurisdiction of incorporation.

(ii)	Any judgment obtained in England in relation to an Operative Document to which each Lessee Party is a party will be recognised and enforced in its jurisdiction of incorporation.

(p)	Deduction of Tax
It is not required under the law applicable where each Lessee Party is incorporated or resident or at its address specified in this Agreement to make any deduction for or on account of Tax from any payment it may make under any Operative Document.

(q)	No filing or stamp taxes
Under the law of each Lessee Party's jurisdiction of incorporation, it is not necessary, subject to the relevant Security Perfection Requirements, that any of the Operative Documents to which it is a party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to any of the Operative Documents to which it is a party or the transactions contemplated by any of the Operative Documents to which it is a party.

(r)	No Potential Termination Event or Mandatory Termination Event

(i)
No Potential Termination Event or Mandatory Termination Event is continuing or might reasonably be expected to result from the entry into or performance of, or the transactions contemplated by, the Operative Documents to which each Lessee Party is a party.

(ii)
No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which might have a Material Adverse Effect.

(s)	No misleading information

(i)
All information provided by each Lessee Party in relation to any Operative Document was true, complete and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(ii)	Any financial projections provided by each Lessee Party or on its behalf have been prepared after due and careful enquiry and on the basis of reasonable assumptions.

(iii)
Nothing material has occurred or been omitted from the information so provided and no information has been given by any Lessee Party or withheld that results in the information provided by such Lessee Party or on its behalf being untrue or misleading in any material respect for the purposes of paragraph (v) below.

(t)	Financial statements

(i)	The Lessee Group's financial statements most recently supplied to the Lessor (which, at the date of this Agreement, are the Original Financial

Statements) were prepared in accordance with GAAP consistently applied save to the extent expressly disclosed in such financial statements.

(ii)
The Lessee Group's financial statements most recently supplied to the Lessor (which, at the date of this Agreement, are the Original Financial Statements) give a true and fair view and represent its financial condition and operations during the relevant financial year save to the extent expressly disclosed in such financial statements.

(iii)	There has been no material adverse change in the Lessee Group's business or financial condition since the date of its Original Financial Statements.

(u)	Pari passu ranking

(i)
Subject to the relevant Security Perfection Requirements, each Security Document to which each Lessee Party creates (or, once entered into, will create) in favour of the Lessor or Security Agent the Security which it is expressed to create with the ranking and priority it is expressed to have.

(ii)
Without limiting paragraph (a) above, each Lessee Party's payment obligations under each Operative Document to which it is a party rank (or, once entered into and released from escrow, if any, will rank) at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

(v)	No proceedings pending or threatened
No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including any Environmental Claims) which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against any Lessee Party.

(w)	Authorised signatures
Any person specified as an authorised signatory of each Lessee Party under Schedule 2 (Conditions precedent to be provided to the Lessor) is authorised to sign all documents and notices on its behalf.

(x)	No immunity
Each Lessee Party and its assets are not entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (including suit, attachment prior to judgment, execution or other enforcement).

(y)	Place of business
None of the Lessee Parties (other than the Manager and the Ultimate Shareholder) has established a place of business in England.

(z)	Environmental Authorisations
All records, reports, returns, registrations and information necessary for compliance with any Environmental Law or any Environmental Authorisations have been made or given to the relevant competent authority in accordance with the requirements thereof.

(aa)	Environmental provisions
All applicable Environmental Laws and Environmental Authorisations relating to the Rig and her operation and management have been complied with in all material respects and no Environmental Claim has been made or threatened against the Lessee or the Manager in connection with the Rig and no Environmental Incident has occurred.

(bb)	Liens
Other than the Permitted Liens, the Rig will be free from all Liens on the Delivery Date.

(cc)	Rig condition
At Delivery, the Rig will comply with all requirements of this Agreement including in respect of its condition, insurance, class and employment.

(dd)	Tax compliance
Each Lessee Party has complied with all Tax laws and regulations applicable to it and its business.

(ee)	Disclosure of material facts
None of the Lessee Party is aware of any material facts or circumstances which have not been disclosed to the Lessor and which might, if disclosed, have adversely affected the decision of a person considering whether or not to lease the Rig to the Lessee.

(ff)	Change of Control
No Change of Control Event has occurred.

(gg)	Sanctions

(i)
None of the Lessee Parties, any of its Subsidiaries, any director, officer, or employee of any Lessee Party or, to its best knowledge any agent or representative of any Lessee Party is an individual or entity currently the subject of any Sanctions (a "Sanctioned Person"), nor is any Lessee Party or any of its Subsidiaries located, organized or resident in a country or territory that is the subject of Sanctions.

(ii)
Each Lessee Party has conducted and does conduct its business in compliance with all applicable laws and regulations relating to anti-money laundering and counter-terrorism financing and there has been and there is no action, suit or proceeding by or before any court or Governmental Agency, authority or body or any arbitrator involving it with respect to any applicable laws and regulations relating to anti-money laundering and counter-terrorism financing and, to the best of its knowledge, no such actions, suits or proceedings are threatened or contemplated against it.

14.2	Repetition
Each of the representations and warranties set out in Clause 14.1 (Lessee representations), other than those set in paragraphs (g), (i), (m) and (r), are deemed to be made by the Lessee by reference to the facts and circumstances then existing on the Delivery Date and each Payment Date and those set forth in paragraphs (g), (i), (m) and (r) are deemed to be made by the Lessee by reference to the facts and circumstances then existing on the Delivery Date.

15.	GENERAL UNDERTAKINGS

15.1	Lessee undertakings
The undertakings in this Clause 15.1 remain in force from the date of this Agreement until the end of the Lease Period.

(i)	Status
Each Lessee Party shall maintain its corporate existence under the laws of its jurisdiction of incorporation.

(j)	Authorisations

(iii)	Each Lessee Party shall promptly:

(A)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(B)	supply certified copies to the Lessor of,
any Authorisation required under any law or regulation to enable such Lessee Party to perform its obligations under the Operative Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence in such Lessee Party's jurisdiction of incorporation of any Operative Document to which such Lessee Party is subject.

(iv)	Each Lessee Party shall ensure that all the Security Perfection Requirements have been or will be done or obtained (as the case may be) no later than the latest date permitted by applicable law.

(k)	Compliance with laws
Each Lessee Party shall comply with all material laws to which it may be subject.

(l)	Performance of obligations
Each Lessee Party shall comply with all its obligations under the Operative Documents to which it is a party.

(m)	Pari passu
Each Lessee Party shall ensure that its liabilities under the Operative Documents to which it is a party rank at least pari passu with all its other unsecured liabilities.

(n)	Notification of default
The Lessee shall notify the Lessor as soon as it becomes aware of:

(iii)	the occurrence of any Potential Termination Event, any Termination Event or any Mandatory Termination Event; or

(iv)	any matter which indicates that any Potential Termination Event of any Termination Event or may have occurred, and in each case, shall keep the Lessor fully informed of all developments.

(o)	Notification of litigation
The Lessee shall provide the Lessor with details of any legal or administrative proceedings involving any Lessee Party, the Rig or any Operative Document to which each Lessee Party a party as soon as it becomes aware that such action has been instituted or it becomes apparent to the Lessee that it is likely to be instituted.

(p)	Provision of information
The Lessee shall provide, or procure that there is provided, to the Lessor promptly, such information regarding compliance by each Lessee Party with the terms of the Operative Documents to which it is a party, or with respect to the Rig, as the Lessor may from time to time reasonably request.

(q)	Merger
Except with the prior written consent of the Lessor, none of the Lessee Parties shall enter into any amalgamation, demerger, merger or corporate reconstruction.

(r)	Change of business
None of the Lessee Parties shall carry on, or engage in, or be concerned with, any business or activities except those of owner and operator of a rig and activities incidental thereto.

(s)	Cancellation, termination and amendment of documents
Except with the prior written consent of the Lessor, none of the Lessee Parties shall cancel, terminate or amend or permit to be cancelled, terminated or amended any of the Operative Documents to which it is a party.

(t)	Taxes
Each Lessee Party shall:

(iii)	file or cause to be filed all tax returns required to be filed in all jurisdictions in which it is situated or carries on business or otherwise is subject to Taxation;

(iv)
pay all Taxes shown to be due and payable on such returns or any assessments made against it, except to the extent these are contested in good faith and by appropriate means where such payment may be lawfully withheld and for which adequate reserves have been established by it taking into account the amount of Taxes payable;

(v)
except as approved by the Lessor, each Lessee Party shall maintain its residence for Tax purposes in the jurisdiction in which it is incorporated and ensure that it is not resident for Tax purposes in any other jurisdiction; and

(vi)
each Lessee Party shall promptly upon becoming aware of the same notify the Lessor of the imposition or the prepared levy of any taxes (by withholding or otherwise) on any payment to be made by any Lessee Party under any Operation Documents.

(u)	Sanctions

(i)
None of the Lessee Parties or any of their Subsidiaries will, directly or indirectly, use the proceeds of the transaction contemplated by the Operative Documents to which it is a party, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Sanctioned Person, to fund any activities of or business with any Sanctioned Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Sanctioned Person (including any Sanctioned Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

(ii)
The processing of the transactions contemplated by the Operative Documents by any Lessee Party will not breach any Sanctions or any laws and regulations relating to counter-terrorism financing or economic and trade sanctions applicable to it. The Lessee undertakes to comply in all respects with all applicable laws and regulations relating to anti-money laundering and counter-terrorism financing.

(iii)	None of the Lessee Parties will permit the use or operation of the Rig in any country or territory that at such time is the subject of Sanctions.

(v)	Financial statements
Each of the Lessee and the Lessee Parent shall supply to the Lessor:

(i)
as soon as the same become available, but in any event within 120 days after the end of each financial year of the Lessee or the Lessee Group, as appropriate, the audited financial statements of the Lessee Group and the unaudited financial statements of the Lessee for that financial year; and

(ii)
as soon as the same become available, but in any event within 60 days after the end of the first half of the financial year of the Lessee or the Lessee Group, as appropriate, the financial statements of the Lessee or the Lessee Group for that financial half year.

Notwithstanding the foregoing, it is acknowledged by the Lessor that in respect of Lessee's and the Lessee's Group's financial statements for 2015, such statements shall only include proforma adjustments for part of that financial year and subsequently the end of year financial statements for 2015 will be unaudited .

(w)	Requirements as to financial statements

(i)
Each set of financial statements delivered by the Lessee pursuant to paragraph (n) above shall be certified by the Chairman of the Lessee Parent, as giving a true and fair view of and representing its financial condition and operations as at the date of and for the period in relation to which those financial statements were drawn up.

(ii)
The Lessee shall procure that each set of financial statements delivered pursuant to paragraph (n) above is prepared using GAAP and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Lessor that there has been a change in GAAP or financial reference periods and its auditors deliver to the Lessor:

(A)	a description of any change necessary for those financial statements to reflect the GAAP and financial reference periods upon which the Original Financial Statements were prepared; and

(B)
sufficient information, in form and substance as may be reasonably required by the Lessor, to enable the Lessor to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

(iii)
concurrently with the delivery of each set of financial statements, the Lessee shall deliver to the Lessor a compliance certificate signed by its Chief Financial Officer, certifying that, as at the date of such financial statements, the Lessee is in compliance with the covenants and undertakings in Clause 17 (Financial covenants) (or if it is not in compliance, indicating the extent of the breach) and:

(A)	setting out the calculations of the covenants and undertakings in Clause 17 (Financial covenants); and

(B)
confirming that no Termination Event has occurred and is continuing which has not been waived or remedied at the date of that compliance certificate or if that is not the case, specifying the same and the steps, if any, being taken to remedy the same.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

(x)	Change of accounting period
Except with the prior written consent of the Lessor, neither the Lessee nor the Lessee Parent shall change its accounting periods or its auditors.

15.2	Lessor undertakings
The undertakings in this Clause 15.2 remain in force throughout the Lease Period.

(a)	Status
The Lessor shall maintain its corporate existence under the laws of its jurisdiction of incorporation.

(b)	Authorisations
The Lessor shall obtain, maintain and promptly renew all Authorisations as may be required under any applicable law or regulation for:

(i)	the due performance by it of the Operative Documents to which it is, or will be, a party; and

(ii)	the validity, legality or enforceability of the Operative Documents to which it is or will be a party.

(c)	Performance of obligations
The Lessor shall comply with all its obligations under the Operative Documents to which it is a party.

(d)	Liens
Other than Permitted Liens, the Lessor shall not create any Lessor Lien over the Rig.

16.	BUSINESS RESTRICTIONS
Except as otherwise approved by the Lessor, the Lessee undertakes that this Clause 16 will be complied with from the date of this Agreement until the end of the Lease Period.

16.1	General negative pledge

(e)
The Lessee shall not create or permit to subsist any Lien (other than a Permitted Lien) to exist, arise or be created or extended over the Rig or any other property assigned or charged to the Lessor or any Finance Parties.

(f)	(Without prejudice to Clauses 16.2 (Financial Indebtedness) and 16.7 (Disposals)), the Lessee shall not:

(ix)
sell, transfer or otherwise dispose of any of its assets on terms whereby that asset is or may be leased to, or re‑acquired by, any other Lessee Party other than pursuant to this Agreement or disposals permitted under Clause 16.7 (Disposals);

(x)	sell, transfer, factor or otherwise dispose of any of its receivables other than in respect of the Restructuring;

(xi)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set‑off or made subject to a combination of accounts; or

(xii)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

16.2	Financial Indebtedness
The Lessee shall not incur or permit to exist, any Financial Indebtedness owed by it to anyone else except:

(a)	Financial Indebtedness incurred under the Operative Documents or any Subordinated Loan Agreement;

(b)	Financial Indebtedness permitted under Clause 16.4 (Loans and credit);

(c)	Financial Indebtedness incurred under the Lessee Note;

(d)	Financial Indebtedness incurred in the Lessee's ordinary course of business; and

(e)
Financial Indebtedness arising under the capital leases entered into in relation to the operation of the Rig (or lease which for accounting purposes are regarded as capital or finance leases) the debt service cost of which does not exceed $10,000 per day or the aggregate capital value of which does not exceed

$3,600,000 at any time, and provided that such debt service cost is accounted for in the day rate of the relevant Sub-lease.

16.3	Guarantees
The Lessee shall not give or permit to exist, any guarantee by it in respect of indebtedness of any person or allow any of its indebtedness to be guaranteed by anyone else.

16.4	Loans and credit
Without prejudice to Clause 16.2 (Financial Indebtedness), the Lessee shall not make, grant or permit to exist any loans or any credit by it to anyone else other than trade credit granted by it to its customers on normal commercial terms in the ordinary course of its business.

16.5	Subordination

(a)
Pursuant to paragraph (a) of Clause 16.2 (Financial Indebtedness), the Lessee acknowledges to and undertakes with the Lessor that, so long as there is any Notional Rent Outstanding, all loans granted by any member of the Group (each, a "Subordinated Creditor") to the Lessee pursuant to any of the Subordinated Loan Agreements (in this Clause 21.21, each, a "Subordinated Debt"):

(i)	are and shall be subordinated in all respects to all amounts owing and which may in future become owing by the Lessee under the Operative Documents to which it is a party;

(ii)	are and shall remain unsecured by any Lien over the whole or any part of the assets of any Lessee Party;

(iii)
shall be assigned to the Lessor by way of a subordination deed to be made between the Lessee, the relevant Subordinated Creditor and the Lessor prior to the granting of the relevant Subordinated Debt to the Lessee and a copy of each relevant Subordinated Loan Agreement shall be delivered to the Lessor (each "Approved Subordinated Loan Agreement"); and

(iv)	are not and shall not be capable of becoming subject to any right of set-off or counterclaim,

each such Subordinated Debt which has complied with the above provisions is     defined as "Approved Subordinated Debt".

(b)    Subject to paragraph (a) above, the Lessee may repay any interest or principal of each Approved Subordinated Debt pursuant to the Approved Subordinated Loan Agreement from moneys permitted to be withdrawn from the Distribution Account.

(c)    The Lessee Note shall not constitute a Subordinated Loan Agreement for the purpose of this Clause 16.5 (Subordination).

16.6	Bank accounts and other financial transactions
The Lessee shall not, at any time after the Delivery Date:

(a)
hold cash in any account (other than with the Lessee Account Bank) over or in respect of which any set‑off, combination of accounts, netting or Lien exists except as permitted by Clause 16.1 (General negative pledge); or

(b)	be party to any banking or financial transaction, whether on or off balance sheet, that is not expressly permitted under this Clause 16.5.

16.7	Disposals
The Lessee shall not enter into a single transaction or a series of transactions, whether related or not and whether voluntarily or involuntarily, to dispose of any asset except for any of the following disposals:

(a)	disposals permitted by the Operative Documents;

(b)	disposals of assets made in (and on terms reflecting) the ordinary course of trading of the disposing entity and on an arm's length basis;

(c)	disposals of obsolete assets, or assets which are no longer required for the purpose of the Lessee for case for cash on normal commercial terms and on an arm’s length basis;

(d)	dealings with trade creditors with respect to book debts in the ordinary course of trading; and

(e)	the application of cash or cash equivalents in the acquisition of assets or services in the ordinary course of their business.

16.8	Contracts and arrangements with affiliates
Except for the Operative Documents and as contemplated by the Restructuring, none of the Lessee Parties shall be party to any arrangement or contract with the Ultimate Shareholder or any of its Subsidiaries unless such arrangement or contract is on an arm’s length basis.

16.9	Subsidiaries
The Lessee shall not establish or acquire a company or other entity.

16.10	Acquisitions and investments
The Lessee shall not acquire any person, business, assets or liabilities or make any investment in any person or business or enter into any joint‑venture arrangement except pursuant to any Operative Document to which it is party.

16.11	Reduction of capital

Neither the Lessee nor the Lessee Parent shall redeem or purchase or otherwise reduce any of their equity or any other share capital or any warrants or any uncalled or unpaid liability in respect of any of them or reduce the amount (if any) for the time being standing to the credit of its share premium account or capital redemption or other undistributable reserve in any manner save for distributions permitted by the terms of this Agreement.

16.12	Increase in capital
Neither the Lessee nor the Lessee Parent shall issue shares or other equity interests to anyone except the Lessee Parent (in relation to the Lessee) and the Ultimate Shareholder (in relation to the Lessee Parent) which shares have been or will be charged to the Lessor pursuant to the Lessee Share Charge and the Lessee Parent Share Charge or such document which terms are substantially the same as the Lessee Share Charge and the Lessee Parent Share Charge.

16.13	Distributions and other payments

(a)
The Lessee shall not pay (including by way of set‑off, combination of accounts or otherwise) any dividend or redeem or make any other distribution or payment (whether in cash or in specie), including any interest and/or unpaid dividends, in respect of its equity or any other share capital or any warrants for the time being in issue if a Dividend Restriction Event occurs and is continuing.

(b)
If no Dividend Restriction Event has occurred and is continuing, the Lessee may declare payment of dividends or make any other distribution in respect of any period ending on a Dividend Restriction Event Testing Date in an amount not exceeding the available cash standing to the credit of the Dividend Lock-up Account as of that Dividend Restriction Event Testing Date (the "Available Cash") provided that on the date on which the Available Cash is paid out from the Dividend Lock-up Account the funds standing to the credit of the Dividend Lock-up Account shall be in excess of the amount of the Available Cash.

(c)
Without prejudice to paragraph (a) above, the Lessor hereby confirms that the Lessee is authorised to make payment to a contractor to settle mobilisation fee for the purpose of mobilising the Rig to a location required under a Sub-lease for commencement of work provided that (i) such mobilisation fee will be reimbursed by the relevant Sub-lessee pursuant to the terms of the Sub-lease and (ii) such payment is made against presentation of a copy of an invoice evidencing payment of such fee.

16.14	Restructuring
The Lessor acknowledges that the Lessee Parties intend to allocate the proceeds of the sale of the Rig and the Seller's Credit to the relevant member of the Group, and it is envisaged that this will entail the Lessee Parties undertaking certain actions in relation to the issuance and discharge of the Lessee Note Debt. Accordingly, it is agreed that Lessee Parties shall be entitled to undertake the following restructuring actions (the "Restructuring"):

(a)
prior to the Delivery Date, the Lessee shall issue the Lessee Note to the Lessee Parent and in exchange for the issuance by the Lessee of the Lessee Note, the Lessee Parent shall issue the Lessee Parent Note to the Lessee;

(b)
within thirty (60) days of the Delivery Date, the Lessee Parent shall contribute the receivable arising in connection with the Lessee Note to the Lessee in exchange for the issuance by the Lessee to the Lessee Parent of shares of an equivalent value in the Lessee, subject to such shares being charged to the Lessor pursuant to the Lessee Share Charge; and

(c)	upon completion of the actions referred to in (i) and (ii) above, the Lessee Note Debt shall be deemed to have been discharged in full.

17.	FINANCIAL COVENANTS
The Lessee undertakes that this Clause 17 will be complied with throughout the Lease Period.

17.1	Financial covenants
The Lessee undertakes that it will ensure that as from the Delivery Date and throughout the Lease Period with respect to the Lessee Group:

(a)	the Tangible Net Worth of the Lessee Group shall be at least $132,000,000; and

(b)	the Minimum Liquidity held by the Lessee Group shall be at least equal to $26,000,000; and

(c)	the Debt Service Cover Ratio shall be at least 1:1.15.

17.2	Financial definitions
"Cash" as at any date of determination means on a consolidated basis for the Lessee Group, cash in hand, Cash Equivalents, the balance in the Project Accounts, and the equivalent in respect of the Collateral Lessee.

"Cash Equivalents" means at any time:

(a)	certificate of deposit maturing within three months after the relevant date of calculation and issued by a bank acceptable to the Lessor;

(b)
an investment in marketable debt obligations issued or guaranteed by the government of the United States, the United Kingdom or by an instrumentality or agency of any of them having an equivalent credit rating maturing within three months after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:
(i)     for which a recognized trading market exists;

(ii)	issued by an issuer incorporated in the United States of America or the United Kingdom; or

(iii)	which matures within three months after the relevant date of calculation; and

(iv)
which has a credit rating of either A-1 higher by Standard & Poor's Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations , an equivalent rating.

"Current Assets" means, on a consolidated basis, the aggregate value of the assets of the Lessee Group, which are treated as current assets in accordance with GAAP.

"Current Liabilities" means on a consolidated basis, the aggregate amount of all     liabilities of the Lessee Group, which are treated as current liabilities in accordance     with GAAP

"Debt Service Cover Ratio" means, for any Relevant Period, EBITDA divided by all Rental payable during that Relevant Period, as shown in the latest financial statements of the Lessee.

"EBITDA" means the net income of the Lessee Group for a Relevant Period as adjusted by:

(a)	adding back taxation;

(b)	taking no account of any extraordinary item;

(c)	excluding any amount attributable to minority interests;

(d)	adding back depreciation and amortisation; and

(e)
taking no account of any revaluation of an asset or any loss or gain over book value arising on the disposal of an asset (otherwise than in the ordinary course of trading) by the Lessee Group during that Relevant Period, always consistently applied and as certified to the Lessor by the Chief Financial Officer of the Ultimate Shareholder.
"Lessee Group" means the Lessee, the Collateral Lessee and the Lessee Parent.

"Minimum Liquidity" means, on a consolidated basis, the aggregate of (i) Cash of the Lessee Group of not less than $23,000,000 and (ii) the Working Capital of the Lessee Group of which at least $3,000,000 shall be in Cash.

"Tangible Net Worth" in respect of the Lessee Group means, at any time, the aggregate of the amount paid up or credited as paid up on the issued share capital of the Lessee Group, the amount of any accrued interest under a Approved Subordinated Loan Agreement and the net amount standing to the credit of the consolidated reserves of the

Lessee Group based on the latest audited consolidated balance sheet of the Lessee Group but adjusted by:

(i)	deducting any dividend or other distribution declared, proposed or made by the Lessee Group (except to the extent that it has been taken into account in the latest balance sheet);

(ii)	deducting any amount attributable to goodwill or any other intangible asset;

(iii)	deducting any amount attributable to an upward revaluation of assets (other than financial instruments) after the date of the Original Financial Statements of the Lessee Parent; and

(iv)	excluding any amounts debited or credited to deferred tax which relates to the revaluation of any item which is excluded from the calculation,

and so that no amount shall be added or deducted more than once.

"Relevant Period" means in respect of the first period, the date commencing from the first day of the month in which Delivery takes place and ending on 31 December 2015 and thereafter, each period of six months ending on the last day of the Lessee or the Lessee Parent's financial year and each period of six months ending on the last day of the first half of the Lessee or Lessee Parent's financial year.

"Working Capital" means on a consolidated basis, the Current Assets less Current     Liabilities of the Lessee Group.

17.3	Financial testing

(a)    In respect of the first Relevant Period:

(i)	the financial covenant under paragraph (i) of Clause 17.1 (Financial covenants) shall be tested on the Delivery Date.

(ii)
the financial covenants under paragraphs (ii) and (iii) of Clause 17.1 (Financial Covenants) shall be tested on 31 December 2015 by reference to the latest financial statements of the Lessee Group, and the compliance certificate delivered to the Lessor pursuant to paragraph (n) of Clause 15.1.

(b)
In respect of each subsequent Relevant Period, the financial covenants shall be tested by reference to each financial statements and/or each compliance certificate delivered pursuant to paragraph (n) of Clause 15.1.

18.	USE AND EMPLOYMENT
The undertakings in this Clause 18 remain in force throughout the Lease Period.

18.1	Use

Subject to the terms and conditions of this Agreement, the Lessee shall have the full possession, use and control of the Rig.

18.2	Employment

(a)	The Lessee shall not employ the Rig or permit its employment:

(iii)	in any manner, trade or business which is forbidden by Vanuatu law or international law, or which is otherwise unlawful or illicit under the law of any relevant jurisdiction;

(iv)	in carrying illicit or prohibited goods; or

(v)	in any manner which may render it liable to condemnation in a prize court, or to destruction, seizure, confiscation, penalty or sanctions.

(b)	In the event of hostilities in any part of the world (whether war be declared or not), the Lessee shall not employ the Rig or permit its employment:

(iii)	in carrying any contraband goods; or

(iv)	to enter or trade to or to continue to trade in any zone after it has been declared a war zone by any Governmental Agency or by the Rig's war risks insurers, unless the Lessee shall first have given written notice to the Lessor and the Lessee has, at its own expense, effected such special insurance cover as the Lessor may require.

18.3	Initial Sub-lease
The Lessee undertakes that it will, on the date of this Agreement, provide the Lessor with copies of all amendments and supplements to the Initial Sub-lease entered into with the Sub-lessees after 28 May 2014 for approval by the Lessor and the Facility Agent.

18.4	Sub-leasing
Except with the prior written consent of the Lessor (and then only subject to such terms as the Lessor may impose), the Lessee shall not let the Rig:
(a)    on demise charter for any period;

(b)	on terms whereby more than 2 months' hire (or the equivalent) is payable in advance; or

(c)	below the market rate prevailing at the time when the Rig is fixed or on any terms other than arms' length terms,

provided that the Initial Sub-lease is hereby approved and provided further that no consent is needed in respect of any Sub-lease and/or Sub-lessee if the provisions under this Clause 18.4 have been complied with.

18.5	Sharing of Earnings
Except with the prior written consent of the Lessor (and then only subject to such terms as the Lessor may impose), the Lessee shall not enter into any agreement or arrangement whereby the Earnings may be shared with any person.

19.	MAINTENANCE AND OPERATION
The undertakings in this Clause 19 remain in force throughout the Lease Period.

19.1	Supply and crewing
The Lessee shall procure that the Rig is manned, victualled, operated, supplied, fuelled and repaired at its own expense.

19.2	Seaworthiness and safe operation
The Lessee shall ensure that the Rig will be:

(a)	operationally seaworthy; and

(b)	operated in a proper, safe and seaman-like manner, and in the manner prescribed by all relevant laws and regulations.

19.3	Repair
The Lessee shall:

(c)	keep the Rig in a good and efficient state of repair; and

(d)
procure that all repairs to or replacement of any damaged, worn or lost parts or equipment are effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Rig.

19.4	Repairers' liens
Except with the prior written consent of the Lessor (and then only subject to such terms as the Lessor may impose), the Lessee shall not put the Rig into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $4,000,000 (or the equivalent in any other currency), unless such person shall first have given to the Lessor and in terms satisfactory to it, a written undertaking not to exercise any lien on the Rig or its Earnings for the cost of such work or otherwise.

19.5	Modification; removal of parts; equipment owned by third parties

Except with the prior written consent of the Lessor, the Lessee shall not:

(a)	make any modification to the Rig in consequence of which its structure, type or performance characteristics could or might be materially altered or her value materially reduced;

(b)	remove any material part of the Rig or any equipment the value of which is such that its removal from the Rig would materially reduce the value of the Rig; or

(c)	install on the Rig any equipment owned by a third party which cannot be removed without causing damage to the structure or fabric of the Rig.

19.6	Use of equipment
The Lessee shall have the use of all outfit, equipment, appliances, furnishings, furniture and fittings, spare and replacement parts on board the Rig at Delivery, and the same or their substantial equivalent shall be returned to the Lessor on redelivery in good order and condition, except for ordinary wear and tear, and changes made as permitted under this Agreement.

19.7	Renewal of equipment

(a)
The Lessee shall, at its own expense, replace, renew or substitute such items of equipment as shall be so damaged or worn as to be unfit for use. The Lessee shall procure that all replacements, renewals or substitutions be effected in such manner as not to materially reduce the value of the Rig.

(b)	Title to any part replaced, renewed or substituted shall remain with the Lessor until the part which replaced it or the new or substituted item of equipment becomes the property of the Lessor.

19.8	Additional equipment

(a)
The Lessee may install additional equipment so as to render the Rig available for any purpose for which the Lessee may require to use or operate the Rig, provided that no permanent structural damage is caused to the Rig by reason of such installation.

(b)	Any additional equipment installed shall be considered the property of the Lessee who may remove such additional equipment at any time before the end of the Lease Period.

(c)	The cost of installing or removing any additional equipment, together with the cost of making good any damage caused by such installation or removal shall be payable in full by the Lessee.

19.9	Maintenance of class; compliance with Authorisations

The Lessee shall:

(a)
maintain the present class of the Rig (namely "+A1 Self Elevating Drilling Unit +CDS") with American Bureau of Shipping, or maintain the Rig with the highest classification notation of a member of the International Association of Classification Societies acceptable to the Lessor free from any overdue recommendation; and

(b)
comply with and ensure that the Rig complies with the provisions of all Authorisations from time to time applicable to Rigs registered under the laws and flag of Vanuatu or otherwise applicable to the Rig.

19.10	Surveys
The Lessee shall:

(a)	submit the Rig to continuous surveys and such periodical or other surveys as may be required for classification purposes; and

(b)	supply to the Lessor copies of all related survey reports which have been issued.

19.11	Inspection
The Lessee shall:

(a)
with 14 days prior written notice by the Lessor, permit the Lessor and the Facility Agent (twice a year at the Lessee's expense) by suitably qualified surveyors or other qualified persons appointed by them and acceptable to the Lessee to board the Rig at all reasonable times for the purpose of inspecting it;

(b)	provide all proper facilities for such inspections; and

(c)	give the Lessor and the Security Agent reasonable advance notice of any intended drydocking of the Rig (whether for the purpose of classification, survey or otherwise).

19.12	Manuals and Technical Records
The Lessee shall procure that:

(a)
all records, logs, manuals, handbooks, technical data, drawings and other materials and documents which are required to be maintained in respect of the Rig to comply with any applicable laws and regulations, or the requirements of the Rig's approved classification society are maintained;

(b)	accurate, complete and up-to-date records and logs of all voyages made by the Rig, and of all maintenance, repairs and modifications to the Rig are kept; and

(c)	the Lessor and the Facility Agent and their representatives are permitted to examine and take copies of all such records and logs and other documents.

19.13	Manager and Designated Person Ashore
The Lessee shall not permit any company other than the Manager or such other company as shall be approved in writing by the Lessor to manage or service the Rig.
(a)

19.14	Compliance with laws
The Lessee shall do or cause to be done all things necessary to comply with all national and international conventions, laws, and the rules and regulations thereunder, applicable to the Lessee and/or the Rig, including the MARPOL, the International Convention on Civil Liability for Oil Pollution Damage, the United States Oil Pollution Act of 1990 (including the manning requirements and the requirements relating to the establishment of financial responsibility), the United States Comprehensive Environmental Response, Compensation, and Liability Act, and international conventions, laws, rules and regulations relating to environmental matters, including discharges of Pollutants.

19.15	Information relating to the Rig
The Lessee shall supply to the Lessor:

(a)
promptly, all such information as the Lessor shall from time to time require regarding the Rig, its compliance with the MARPOL, the International Convention on Civil Liability for Bunker Oil Pollution Damage 2001, the International Convention on Civil Liability for Oil Pollution Damage 1993, the Oil Pollution Act 1990 and the Comprehensive Environmental Response, Compensation and Liability Act 1980, as amended, its employment, position and engagements, particulars of all towages and salvages, and copies of all charters and other contracts of its employment or otherwise concerning the Rig;

(b)
all such information as the Lessor shall from time to time require regarding the Insurances and copies of all policies, cover notes and all other contracts of insurance which are from time to time taken out or entered into in respect of the Rig or otherwise in connection with the Rig so that the Lessor is at all times able to determine whether the Rig has been adequately insured as provided for in this Agreement; and

(c)	details of occurrence of any Emergency.

19.16	Submission of P&I declarations
The Lessee shall ensure the timely completion and submission to the protection and indemnity association or an insurance company written by Lloyds London with which the Rig is entered of:

(a)
a declaration by the Lessee and by any bareboat charterer, manager or other operator of the Rig who is a member of such association or such insurance company, that they will comply with all special terms and conditions of the association or the insurance company (including payment of additional premiums for individual voyages) applying to any cargo voyage involving loading or discharging cargo anywhere in the United States of America or within the U.S.A. Exclusive Economic Zone (as defined in the U.S. Oil Pollution Act 1990); and

(b)	such quarterly or other declarations whenever due listing all voyages of the Rig, all such declarations to be in form acceptable to, and contain all relevant information required by, the association or the insurance company.

19.17	Maintenance and delivery of evidence of oil pollution insurance cover

(a)
The Lessee shall comply with all other requirements of the protection and indemnity association or an insurance company written by Lloyds London with which the Rig is entered, to ensure that the Rig is covered for United States oil pollution risks.

(b)	As evidence of such compliance, the Lessee shall, at its own expense, deliver to the Lessor on demand:

(iii)	certified true copies of all declarations to the association or the insurance company;

(iv)	all certificates issued by the U.S. Coast Guard;

(v)	all association or insurance company confirmations of cover for U.S. oil pollution risks; and

(vi)	such other information and documents as the Lessor may from time to time reasonably request.

19.18	Prevention of and release from arrest

(a)
The Lessee shall promptly pay and discharge all debts, damages, liabilities and outgoings which have given or may give rise to maritime, statutory or possessory liens on, or claims enforceable against, the whole or any part of the Rig, its Earnings or the Insurances.

(b)	In the event of:

(iv)
a writ or libel being filed against the whole or any part of the Rig, its Earnings or the Insurances, or of any of the same being arrested, attached or levied upon pursuant to legal process or purported legal process; or

(v)	detention of the Rig in exercise or purported exercise of any lien or claim referred to in paragraph (a) above, the Lessee shall procure the discharge of the writ or libel or, as the case may be, the release of the Rig, its Earnings and the Insurances from such arrest, attachment, levy or detention immediately upon receiving notice, by providing bail or procuring the provision of Liens or otherwise as the circumstances may require.

19.19	Payment of outgoings and evidence of payments
The Lessee shall promptly:

(a)	pay all tolls, dues and other outgoings in respect of the Rig, its Earnings and the Insurances when due and payable;

(b)	keep proper books of account in respect of the Rig and its Earnings and, as and when the Lessor may require, make such books available for inspection on behalf of the Lessor; and

(c)	furnish satisfactory evidence at the request of the Lessor that:

(i)	the wages, allotments and the insurance and pension contributions of the master and crew are being promptly and regularly paid;

(ii)	all deductions from crew's wages in respect of any tax liability are being properly accounted for; and

(iii)	the master has no claim for disbursements, other than those incurred by him in the ordinary course of trading; and

(d)	before the end of each financial year of the Lessee, provide the Lessor with the Budget.

19.20	No pledging of credit
The Lessee shall not pledge the credit of the Lessor or the Rig for any maintenance, service, replacements, repairs, overhauls of, or modifications to, or alterations in, the Rig or otherwise connected with the use or operation of the Rig.

19.21	Transfer or allotment of shares and change in control or management
Unless with the prior written consent of the Lessor, none of the Lessee Parties (other than the Ultimate Shareholder) shall allot or issue any new shares (other than to the Lessee Parent in respect of the shares of the Lessee or to the Ultimate Shareholder in respect of the shares of the Lessee Parent and in each case provided always that such new shares are immediately charged to the Lessor), or grant or permit the granting of any option to acquire any of its issued or unissued shares or permit any change of its legal or beneficial ownership as at the date of this Agreement which has been approved by the Lessor provided however no consent is required in respect of any change in legal and beneficial ownership of such Lessee Party if the following conditions are satisfied:

(i)
the Ultimate Shareholder remains at all times as the ultimate majority legal and beneficial shareholder controlling directly or indirectly of no less than eighty-five per cent. (85%) of the shares of and voting rights in the Lessee and the Lessee Parent;

(ii)
each new shareholder of the Lessee or the Parent Lessee delivers a duly executed share charge in the form of the Lessee Share Charge and Lessee Parent Share Charge, as the case may be on or before the change in the Lessee's or the Lesses Parent's legal or beneficial ownership; and

(iii)
in the case of change in the directors or officers of any Lessee Party which shares are subject to a Share Charge, the relevant ancillary documents to be signed by each such new director or officer pursuant to the relevant Share Charge.

19.22	Notification of certain events
The Lessee shall notify the Lessor immediately by facsimile and subsequently confirmed by letter of:

(a)	any damage to the Rig requiring repairs the cost of which will or might exceed $4,000,000 (or the equivalent in any other currency);

(b)	any occurrence in consequence of which the Rig has become or may become a Total Loss;

(c)	any requisition of the Rig for hire;

(d)
any requirement or recommendation made by any insurer or classification society or by any competent authority which is not complied with within any time limit presented by any insurer, society or authority;

(e)	any arrest or detention of the Rig or any exercise or purported exercise of a lien or other claim on the whole or any part of the Rig, its Earnings or the Insurances;

(f)	any petition or notice of meeting to consider any resolution to wind-up the Lessee (or any analogous event under the laws of the place of its incorporation);

(g)	the occurrence of any Potential Termination Event or Termination Event;

(h)	the occurrence of any collision or damage involving the Rig in consequence of which the Lessee has notified any insurer or classification society of such occurrence;

(i)
any threatened or actual withdrawal of the Rig's Safety Management Certificate, International Air Pollution Prevention Certificate, or the certificate issued pursuant to Article 7 of the International Convention on Civil Liability for Bunker Oil Pollution Damage 2001, the certificate issued pursuant to Article 7 of the International Convention on Civil Liability for Oil Pollution Damage 1992 or the certificate issued pursuant to Section 1016(a) of the Oil Pollution Act 1990 and Section 108(a) of the Comprehensive Environmental Response, Compensation and Liability Act 1980, as amended, in accordance with US Coast Guard Regulations, 33 CFR Part 138; and

(j)	the occurrence of any major accident or major non-conformity involving or relating to the Rig.

20.	TITLE AND REGISTRATION
The undertakings in this Clause 20 remain in force throughout the Lease Period.

20.1	Title and ownership
Throughout the Lease Period:

(c)	the Rig shall belong to the Lessor and title to, and ownership of, the Rig shall remain vested in the Lessor; and

(d)	the Lessee shall have no right, title or interest in or to any part of the Rig except the rights expressly set out in this Agreement.

20.2	Registration
The Lessee shall not do or permit to be done anything, or omit to do anything which could or might result in:

(e)	the registration of the Lessor's title to the Rig in Vanuatu being forfeited or imperilled; or

(f)	the Rig being required to be registered under any other flag.
Save as agreed by the Lessor, the Lessee shall not register the Rig or permit its registration under any other flag without the prior written consent of the Lessor.

20.3	Rig's name and colours

(f)
The Lessee shall notify the Lessor in writing of any intended change in the name of the Rig. The Lessor shall, at the Lessee's expense, co-operate in respect of any formalities required in connection with a change of name of the Rig.

(g)	The Lessee may, at its own expense, paint the Rig in its own colours and install and display its insignia on board.

20.4	Disposal
Except as permitted under the Operative Documents to which it is a party, the Lessee shall not attempt, or hold itself out as having any power, to sell, charge, lease or otherwise encumber or dispose of the Rig.

20.5	Notice of ownership and lease

The Lessee shall:

(a)
place, and at all times and places use due diligence to retain, a properly certified copy of the Mortgage on board the Rig with its papers and cause such certified copy of the Mortgage to be exhibited to:

(v)	any person having business with the Rig which might give rise to any lien on the Rig other than a lien for crew's wages and salvage; and

(vi)	any representative of the Security Agent; and

(b)	place and keep prominently displayed in the chart room and in the Master's cabin of the Rig a framed printed notice in plain type reading as follows:
"NOTICE OF OWNERSHIP AND LEASE
This Rig is owned by Prospector Five Corporation (the "Lessor") and is subject to (i) a lease agreement between the Lessor and Prospector Rig 5 Contracting Company S.À.R.L. (the "Lessee"); and (ii) a mortgage in favour of Industrial and Commercial Bank of China Limited as security agent (the "Security Agent").
Neither the Lessee nor any manager nor the Master of this Rig nor any servant or agent of any of them have any right, power or authority to contract on behalf of the Lessor or the Security Agent, or to pledge the credit of the Lessor or the Security Agent, or the involvement of the Lessor in any liability, and none of the Lessee, any manager, the Master of this Rig or any other person has any right, power or authority to create, incur or permit to be imposed upon this Rig any commitments or encumbrances whatsoever other than for crew's wages and salvage."

21.	INSURANCE
The undertakings in this Clause 21 remain in force throughout the Lease Period.
In this Clause:
"excess risks" means the proportion (if any) of claims for general average, salvage and salvage charges not recoverable under the hull and machinery insurances of a rig in consequence of the value at which the rig is assessed for the purpose of such claims exceeding its insured value.
"excess war risk P&I cover" means cover for claims only in excess of amounts recoverable under the usual war risk cover including (but not limited to) hull and machinery, crew and protection and indemnity risks.
"hull cover" means insurance cover against the risks identified in paragraph (a) of Clause 22.2 (Security Coverage Ratio).

"P&I risks" means the usual risks (including liability for oil pollution, excess war risk P&I cover) covered by a protection and indemnity association which is a member of the International Group of protection and indemnity associations (or, if the International Group ceases to exist, any other leading protection and indemnity association or other leading provider of protection and indemnity insurance) (including, without limitation, the proportion (if any) of any collision liability not covered under the terms of the hull cover) or an insurance company written by Lloyds London.

21.1	Scope of Insurance
Subject to Clause 21.13 (Modification to Insurance), the Lessee shall insure and keep the Rig insured, free of cost and expense to the Lessor, in the names of the Lessor and the Lessee or, if so required by the Lessor, in the joint names of the Lessor, the Lessee and the Security Agent (but without liability on the part of the Lessor or the Security Agent for premiums or calls) against:

(g)	fire and usual marine risks (including excess risks) and war risks, on an agreed value basis, in such amounts (but not in any event less than whichever shall be the greater of:

(v)	the market value of the Rig for the time being (as determined by the Lessor and the Facility Agent); and

(vi)	such amount which shall equal to or exceed one hundred and twenty per cent. (120%) of the Notional Rent Outstanding), and upon such terms as shall from time to time be approved in writing by the Lessor and the Facility Agent;

(h)
protection and indemnity risks (including pollution risks for the highest amount in respect of which cover is or may be available for rigs similar to the Rig) for the value and tonnage of the Rig (as set out in the insurance schedule and otherwise approved in writing by the Lessor and the Facility Agent), and upon such terms as shall from time to time be approved in writing by the Lessor and the Facility Agent;

(i)	such other matters of any nature arising in respect of which insurance would be maintained by a prudent owner of the Rig; and
the Lessee shall reimburse the Finance Parties for the cost of (a) a mortgagee's interest insurance and (b) a mortgagee's interest insurance – additional perils (pollution), on the Rig in an amount not less than the greater of 120% of the Notional Rent Outstanding and the market value of the Rig at the time of coverage (or such lesser amount as may be approved in writing by the Facility Agent) and in each case, upon such terms as shall from time to time be approved in writing by the Facility Agent.

21.2	Insurance brokers

(h)
The Lessee shall effect the Insurances in Dollars and through the Approved Brokers and with such insurance companies and/or underwriters as shall from time to time be approved in writing by the Lessor and the Facility Agent.

(i)
The protection and indemnity and war risks Insurances may be effected by the entry of the Rig with such protection and indemnity and war risks associations or an insurance company written by Lloyds London as shall from time to time be approved in writing by the Lessor and the Facility Agent.

21.3	Fleet cover
If any of the Insurances referred to in Clause 21.1 (Scope of Insurance) form part of a fleet cover, the Lessee shall procure that the Approved Brokers shall undertake:

(d)
to the Lessor and the Security Agent that they shall neither set-off against any claims in respect of the Rig any premiums due in respect of other rigs under such fleet cover or any premiums due for other Insurances, nor cancel the Insurances for reason of non-payment of premiums for other rigs under such fleet cover or of premiums for such other Insurances; and

(e)	to issue a separate policy in respect of the Rig if and when so requested by the Lessor and the Security Agent.

21.4	Payment of premiums
The Lessee shall punctually pay all premiums, calls, contributions or other sums payable in respect of the Insurances, and produce all relevant receipts or other evidence of payment.

21.5	Insurance documentation
The Lessee shall:

(c)
deposit with the Approved Brokers (or procure the deposit of) all slips, cover notes, policies, certificates of entry or other instruments of insurance from time to time issued in connection with such of the Insurances referred to in Clause 21.1 (Scope of Insurance) as are effected through the Approved Brokers; and

(d)	procure that:

(v)
the interests of the Lessor and the Security Agent shall be endorsed on the relevant instruments of insurance by incorporation of the relevant loss payable clause and, where the Insurances have been assigned to the Lessor or the Security Agent, by means of a notice of assignment (signed by the Lessee); and

(vi)
the Lessor and the Security Agent shall be furnished with the originals or certified true copies of the relevant instruments of insurance and a letter or letters of undertaking from the Approved Brokers in such form as shall from time to time be required by the Lessor and the Security Agent.

21.6	Protection and indemnity and war risks insurance
The Lessee shall:

(d)	procure that any protection and indemnity and/or war risks associations or an insurance company written by Lloyds London in which the Rig is for the time being entered shall:

(i)	endorse the relevant loss payable clause on the relevant certificate of entry or policy; and

(ii)
furnish the Lessor and the Security Agent with the original or a certified true copy of such certificate of entry or policy and a letter or letters of undertaking in such form as shall from time to time be required by the Lessor and the Security Agent; and

(e)
arrange for the execution of such guarantees or indemnities as may from time to time be required by any protection and indemnity and/or war risks association or an insurance company written by Lloyds London.

21.7	Expiry of insurance
At least 14 days before the relevant policies, contracts or entries expire, the Lessee shall:

(c)	notify the Lessor and the Facility Agent of:

(iii)
the names of the brokers and/or the protection and indemnity and war risks associations and/or an insurance company written by Lloyds London proposed to be employed by the Lessee for the purposes of the renewal of such Insurances; and

(iv)	the amounts in which such Insurances are proposed to be renewed and the risks to be covered;

(d)
subject to compliance with any requirements of the Lessor and the Facility Agent pursuant to this Clause 21, procure that appropriate instructions for the renewal of such Insurances on the terms so specified are given to the Approved Brokers and/or the approved protection and indemnity and war risks associations and/or an insurance company written by Lloyds London at least 10 days before the relevant policies, contracts or entries expire; and

(e)
procure that the Approved Brokers and/or the approved protection and indemnity and war risks associations and/or an insurance company written by Lloyds London will at least 7 days before such expiry (or within such shorter period as the Lessor and the Facility Agent shall from time to time approve in writing) confirm in writing to the Lessor and the Facility Agent as and when such renewals have been effected in accordance with the instructions so given.

21.8	Insurance report

(c)
If so requested by the Lessor or the Facility Agent, but at the Lessee's expense, the Lessee shall furnish the Lessor and the Facility Agent with a detailed report signed by an independent firm of marine insurance brokers appointed by the Lessor and the Facility Agent dealing with the Insurances and stating the opinion of such firm as to the adequacy of the Insurances.

(d)	The Lessee shall:

(iii)
reimburse the Lessor and the Facility Agent, within 7 days of demand, any expenses incurred by the Lessor and the Facility Agent in obtaining reports from an independent firm of marine insurance brokers appointed by the Lessor and the Facility Agent as to the adequacy of the Insurances effected or proposed to be effected pursuant to this Clause 21; and

(iv)	procure that there is delivered to such brokers all such information in relation to the Insurances as such brokers may require.

21.9	Insurance Proceeds
Unless a Termination Event or Mandatory Termination Event shall have occurred and be continuing:

(d)
each sum receivable in respect of a major casualty (being any casualty in respect of which the claim or the aggregate of the claims exceeds the Major Casualty Amount), other than in respect of protection and indemnity risk insurances, shall be paid to the Lessor or, as the case may be, the Security Agent; and

(e)	the insurance moneys received by the Lessor or, as the case may be, the Security Agent in respect of any such major casualty shall be paid:

(iv)	to the person to whom the relevant liability shall have been incurred; or

(v)
upon the Lessee furnishing evidence satisfactory to the Lessor or the Security Agent that all loss and damage resulting from the casualty has been properly made good and repaired, to the Lessee or, at the option of the Lessor or, as the case may be, the Security Agent, to the person by whom any repairs have been or are to be effected.

(f)
the receipt by any such person referred to in paragraphs (i) and (ii) of paragraph (b) above shall be a full and sufficient discharge of the same to the Lessor or, as the case may be, the Security Agent.

(g)	subject to the foregoing:

(iv)
each sum receivable in respect of the Insurances (insofar as the same are hull and machinery or war risks insurances) which does not exceed the Major Casualty Amount shall be paid in full to the Lessee or to its order and shall be applied by it for the purpose of making good the loss and fully repairing all damage in respect of which the receivable shall have been collected;

(v)
each sum receivable in respect of protection and indemnity risk Insurances shall be paid direct to the person to whom the liability, to which that sum relates, was incurred, or to the Lessee in reimbursement to it of moneys expended in satisfaction of such liability.

Notwithstanding the foregoing, all sums receivable in respect of the Insurances after the occurrence of a Termination Event or Mandatory Termination Event shall be paid to the Lessor and the Lessee shall apply them in accordance with Clause 30.2 (Payments on Termination Event) (subject to the rights of the Finance Parties pursuant to the terms of the Finance Documents).

21.10	Negative undertakings
The Lessee shall not:

(d)
do, consent or agree to any act or omission which would or might render any instrument in respect of the Insurances invalid, void, voidable or unenforceable, or render any sum paid under any such instrument repayable in whole or in part;

(e)
employ the Rig or permit the Rig to be employed otherwise than in conformity with the terms of the Insurances (including any express or implied warranties) without first obtaining the consent of the insurers to such employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe; and

(f)	without the prior written consent of the Lessor materially alter any Insurance.

21.11	Rig entering U.S. waters
Prior to permitting the Rig to enter the United States Exclusive Economic Zone, the Lessee shall:

(b)
comply with all regulations in force of the United States Oil Pollution Act of 1990 which apply to the Rig including, if necessary, obtaining within the time limits set by the U.S. Coast Guard, a Certificate of Financial Responsibility, a certified copy of which shall be lodged with the Lessor and the Facility Agent prior to engaging in any such voyage; and

(c)
ensure that the certificate of entry for the Rig issued by the protection and indemnity association or an insurance company written by Lloyds London with which it is entered is endorsed with the U.S. Oil Pollution Clause 20/2/91 (as amended or replaced from time to time), and procure for the Lessor and the Facility Agent written confirmation from the association or the insurance company that the Lessee has provided all declarations and satisfied all other requirements of the association or the insurance company and that the U.S. Trading Exclusion Clause has been deleted from the cover.

21.12	Innocent owner's insurance
The Lessor shall be entitled to request the Lessee to procure (at the Lessee's expense):

(a)	an innocent owner's insurance in relation to the Rig's hull insurances; and

(b)	a contingency liability insurance,
or any other similar Lessor insurance.

21.13	Modification to Insurance

(d)
The Lessor and the Facility Agent shall be entitled to review the requirements of Clause 21.1 (Scope of Insurance), 21.2 (Insurance brokers), 21.3 (Fleet cover), 21.4 (Payment of premiums), 21.5 (Insurance documentation), 21.6 (Protection and indemnity and war risks insurance), 21.7 (Expiry of insurance), 21.8 (Insurance report), 21.9 (Insurance Proceeds), 21.10 (Negative undertakings) and 21.11 (Rig entering U.S. waters) from time to time in order to take account of significant changes in circumstances after the date of this Agreement (including changes in the availability or the cost of insurance coverage).

(e)
Any proposed modification to the requirements of the clauses referred to in paragraph (a) above which the Lessor and the Facility Agent deem appropriate in the circumstances shall take effect on and from the date it is notified in writing by the Lessor or the Facility Agent to the Lessee as an amendment to such clauses and shall bind the Lessee accordingly.

22.	ASSET COVERAGE THRESHOLD

22.1	Valuations

(j)
The Lessor shall be entitled to require the market value of the Rig to be determined at any time of the Lease Period but the Lessee shall only bear the cost of valuation obtained (i) on or prior to the Delivery Date; and (ii) twice a year for the purposes of testing whether a Dividend Restriction Event has occurred on a Dividend Restriction Testing Date, unless there is a breach of Clause 22.2 (Security Coverage Ratio) or a Termination Event occurs in which event the Lessor shall bear the cost of all valuations.

(k)	For the purpose of this Clause, the Lessee undertakes to deliver to the Lessor a certified copy of a valuation report of the Rig on each Dividend Restriction Testing Date.

(l)
The market value of a Rig shall mean the arithmetic average of desk‑top valuations obtained from two Approved Valuers, on an arms‑length basis and free of any charter. On each Dividend Restriction Testing Date, if an Approved Valuer determines that the market value of the Rig shall fall within a range, the market value of the Rig as determined by such Approved Valuer should be the average of the lower and the higher range of such valuation.

(m)	Valuations shall be provided by the Approved Valuers in Dollars.

(n)	The Lessee shall promptly provide to the Lessor and any Approved Broker any information which they reasonably require for the purposes of providing such a valuation.

22.2	Security Coverage Ratio
If at any time the Security Coverage Ratio is less than one hundred and twenty per cent (120%) (the "Asset Coverage Threshold"), the Lessee shall, within thirty (30) days of first demand from the Lessor, provide additional cash collateral and deposit the same in the Dividend Lock-up Account, in order to restore the Security Coverage Ratio to compliance with the Asset Coverage Threshold.

23.	RISK, LOSS AND DAMAGE

23.1	Risk
Throughout the Lease Period, the Lessee shall bear the full risk of:

(f)	any Total Loss of, or any other damage to, the Rig; and

(g)	any other occurrence which shall deprive the Lessee of the use, possession or enjoyment of the Rig.

23.2	Notification
The Lessee shall give the Lessor and the Facility Agent immediate notice in writing of any occurrence as is referred to in Clause 23.1 (Risk) other than repairable damage the likely cost of rectification of which will not exceed the Major Casualty Amount.

23.3	Payment of Rent

(e)
Notwithstanding that the Rig has become a Total Loss, the Lessee shall continue to pay Rent on the relevant Payment Dates and in the amounts required under this Agreement until all sums due under Clause 30.2 (Payments on Mandatory Prepayment Event) have been paid in full.

(f)
Subject to Clause 26 (Termination Events), the Lease Period will end and the obligation of the Lessee to pay Rent shall cease on the date on which all sums due under Clause 30.2 (Payments on Mandatory Prepayment Event) have been received by the Lessor.

24.	REQUISITION

24.1	Continuation of lease

If the Rig is requisitioned for hire or use by any Governmental Agency during the Lease Period:

(c)	the Lessee shall promptly inform the Lessor and the Facility Agent of such requisition;

(d)
unless and until the Rig becomes a Total Loss following such requisition and the Lessee shall have paid all sums due pursuant to Clause 30.2 (Payments on Mandatory Prepayment Event), the leasing of the Rig under this Agreement shall continue for the remainder of the Lease Period (subject to the provisions of Clause 28 (Rights following a Termination Event)), and the Lessee shall remain fully responsible for complying with all its obligations under this Agreement, other than such obligations (not being obligations to make payment) which the Lessee is unable to comply with solely by virtue of such requisition;

(e)
the Lessor shall be entitled to all compensation payable by the relevant Governmental Agency or by any person acting by the authority of such Governmental Agency in respect of any change in the structure, state or condition of the Rig during the requisition period, except that such compensation received by the Lessor shall be paid to the Lessee by way of reimbursement of reinstatement costs incurred by the Lessee pursuant to paragraph (d) below; and

(f)
unless the Rig has suffered a Total Loss or title to the Rig has been transferred to the Lessee in accordance with this Agreement, the Lessee shall, at its sole expense, as soon as may be reasonably practicable after the end of the requisition period, cause the Rig to be put in the condition complying with the provisions of this Agreement.

24.2	Requisition at end of Lease Period
If the Rig is requisitioned for hire or use at the end of the Lease Period and it is not lawful for the Lessee to complete its purchase of the Rig pursuant to Clause 28.2 (Obligation to Purchase):

(g)
the leasing of the Rig under this Agreement shall (unless otherwise agreed between the Parties) be terminated at the end of the Lease Period, but without prejudice to the accrued rights of the Parties, including the obligation of the Lessee contained in Clause 25 (Redelivery) (as modified by paragraph (b) below), and the Lessor shall be entitled to any requisition hire payable for the period from the expiry of the Lease Period;

(h)
if the Lessor is prevented by reason of the requisition for use or hire from transferring title to the Rig at the end of the Lease Period, the Lessor shall be temporarily relieved from its obligations to do so. However, the Lessor shall be obliged immediately upon the release of the Rig from such requisition, if requested by the Lessee to transfer title to the Rig to the Lessee in accordance with Clause 31 (Transfer of Title).

25.	REDELIVERY

25.1	Redelivery

(i)
Immediately prior to completion of the sale of the Rig pursuant to the exercise of a Purchase Option or the Purchase Obligation, the Rig will be deemed to have been redelivered by the Lessee to the Lessor in accordance with the redelivery conditions set out in Clause 25.2 (Redelivery conditions).

(j)
If for any reason the Rig is not sold pursuant to the exercise of a Purchase Option or the Purchase Obligation (and provided it is not a Total Loss), at the end of the Lease Period the Lessee shall, at its own expense, redeliver the Rig to the Lessor in accordance with the redelivery conditions set out in Clause 25.2 (Redelivery conditions).

25.2	Redelivery conditions
To the extent permitted by the Sub-lease prevailing at the time, the Lessee shall redeliver the Rig:

(f)	safely afloat at an easily accessible recognised safe port or anchorage approved by the Lessor;

(g)	free of any class and statutory recommendations affecting her trading certificates, and with all trading certificates with at least 6 months' validity remaining as at the redelivery date;

(h)
in the same (or better) structure, state and condition as at the Delivery Date (fair wear and tear excepted), and having installed all equipment, spares and replacements installed on the Delivery Date;

(i)	with all Manuals and Technical Records with at least 6 months' validity remaining as at the redelivery date;

(j)	so that the Rig shall have passed any normal or scheduled survey, and have her continuous survey system up to date;

(k)	free of charter;

(l)	free of crew and officers (unless otherwise agreed by the Lessor) and with all arrears of wages of the Master and crew of the Rig fully paid;

(m)	with accommodation and common spaces for crew and officers substantially in the same condition as at the Delivery Date;

(n)	with all machinery fluid reservoirs and tanks, such as unused lubricating oils, hydraulic oils and bunkers on board the Rig filled to their recommended operating levels;

(o)	free and clear of all Liens other than Lessor Liens and the Mortgage; and

25.3	Payment of Rent

The Lessee shall continue to pay Rent until the Rig has been redelivered to the Lessor in accordance with the terms of this Agreement, or the sale and purchase of the Rig has been completed in accordance with the terms of this Agreement.

26.	TERMINATION EVENTS
The Lessor and the Lessee agree that:

(a)	it is a fundamental term and condition of this Agreement that none of the events set out in this Clause 26 shall occur after the date of this Agreement or at any time during the Lease Period; and

(b)
the occurrence of any such event shall constitute a repudiatory breach of this Agreement by the Lessee, entitling the Lessor to accept such repudiation and to exercise any of its rights under Clause 28 (Rights following a Termination Event).

26.1	Non-payment
Any Lessee Party does not pay on the due date any amount payable pursuant to an Operative Document to which it is a party at the place at and in the currency in which it is expressed to be payable unless:

(p)	its failure to pay is caused by administrative or technical error; and

(q)	payment is made within 3 Business Days of its due date.

26.2	Other obligations
Any Lessee Party does not comply with any provision of the Operative Documents (other than those referred to in Clause 26.1 (Non-payment) and those specified in Clause 27 (Mandatory Termination Events) and Clause 26.16 (Compliance with insurance requirements)) to which it is a party.

26.3	Misrepresentation
Any representation or statement made or deemed to be made by any Lessee Party in the Operative Documents to which it is a party or any other document delivered by or on behalf of the relevant Lessee under or in connection with any Operative Document to which it is a party is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, and in respect of any such breach which in the opinion of the Lessor (acting reasonably) is capable of remedy such action as the Lessor may require shall not have been taken within 14 days of the Lessor notifying the Lessee of such required action and such incident has not been remedied within 14 days from such notification.

26.4	Cross default

(h)	Any Financial Indebtedness of any of the Lessee Parties (other than the Ultimate Shareholder) is not paid when due nor within any originally applicable grace period.

(i)
Any Financial Indebtedness of any of the Lessee Parties (other than the Ultimate Shareholder) is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(j)
Any commitment for any Financial Indebtedness of any of the Lessee Parties (other than the Ultimate Shareholder) is cancelled or suspended by a creditor of any of the Lessee Parties as a result of an event of default (however described).

(k)
Any creditor of any of the Lessee Parties (other than the Ultimate Shareholder) becomes entitled to declare any Financial Indebtedness of such Lessee Party due and payable prior to its specified maturity as a result of an event of default (however described).

(l)
No Termination Event will occur in respect of the Lessee Parent under this Clause 26.4 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than $10,000,000.

26.5	Modification, revocation, termination and expiry of Authorisation, etc.
Any Authorisation required by any Lessee Party to authorise, or required by any Lessee Party in connection with the execution, delivery, validity, enforceability or admissibility in evidence of any of the Operative Documents to which it is a party, or the performance by any Lessee Party of its obligations under any of such documents is modified in a manner unacceptable to the Lessor, or is not granted or is revoked or terminated or expires and is not renewed or otherwise ceases to be in full force and effect due to the act or omission of a Lessee Party, or the Lessee defaults in the observance of any of the conditions or restrictions, and in respect of any such breach in the opinion of the Lessor (acting reasonably) is capable of remedy such action as the Lessor may require shall not have been taken within 14 days of the Lessor notifying the Lessee of such required action and such incident has not been remedied within 14 days from such notification.

26.6	Insolvency

(d)
Any Lessee Party is unable or admits inability to pay its debts as they fall due, has not lost its commercial creditworthiness (ébranlement de crédit), is in a state of cessation of payments (cessation de paiements) and suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(e)	The value of the assets of any Lessee Party is less than its liabilities (taking into account contingent and prospective liabilities).

(f)	A moratorium is declared in respect of any indebtedness of any Lessee Party.

26.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(c)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, bankruptcy (faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), judicial liquidation (liquidation judiciaire), administration, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Lessee Party;

(d)	a composition, assignment or arrangement with any creditor (concordat préventif de la faillite) of any Lessee Party;

(e)
the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager, provisional supervisor, commissaire, juge-commissaire, liquidateur, curateur or other similar officer in respect of any Lessee Party or any of its assets; or

(f)	enforcement of any Liens over any assets of any Lessee Party, or any analogous procedure or step is taken in any jurisdiction.
This Clause 26.7 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement.

26.8	Creditors' process
Any expropriation, attachment, sequestration, distress or execution affecting:

(f)	any asset or assets of the Lessee;

(g)	any asset or assets of the Lessee Parent, having an aggregate value of $10,000,000 and is not discharged within 14 days.

26.9	Cessation of business
Any Lessee Party suspends or ceases or threatens to suspend or cease to carry on all or a material part of its business.

26.10	Failure to pay final judgment
Any Lessee Party fails to comply with or pay any sum due from it under any final judgment or any final order made or given by any court of competent jurisdiction within the period specified in the relevant judgment, or if no period is specified, within 14 days of such final judgment being issued.

26.11	Repudiation
Any Lessee Party repudiates any Operative Document to which it is a party or evinces an intention to repudiate any Operative Document to which it is a party.

26.12	Liens
Any Security Document to which any Lessee Party is a party is not in full force and effect or does not create in favour of the Lessor the Liens which it is expressed to create with the ranking and priority it is expressed to have, and in respect of any such breach which in the opinion of the Lessor is capable of remedy such action as the Lessor may require shall not have been taken within 5 days of the Lessor notifying the Lessee of such required action and such incident has not been remedied within 5 days from such notification.

26.13	Compliance with laws
The Lessee or any Manager fails to comply with any national and international conventions, laws, and the rules and regulations thereunder applicable to it, if such failure could reasonably be expected to have a Material Adverse Effect, and in respect of any such non-compliance which in the opinion of the Lessor (acting reasonably) is capable of remedy such action as the Lessor may require shall not have been taken within 14 days of the Lessor notifying the Lessee of such required action and such incident has not been remedied within 14 days from such notification.

26.14	Compliance with environmental matters
The Lessee or the Manager is involved in any incident which gives rise to any Environmental Claim and such incident could reasonably be expected to have a Material Adverse Effect, and in respect of any such non-compliance which in the opinion of the Lessor (acting reasonably) is capable of remedy such action as the Lessor may require shall not have been taken within 14 days of the Lessor notifying the Lessee of such required action and such incident has not been remedied within 14 days from such notification.

26.15	Compliance with insurance requirements
The Lessee or the Manager fails or omits to comply with any requirements of the Rig's insurance companies and/or underwriters and/or protection and indemnity association or an insurance company written by Lloyds London to the effect that any cover is or may be liable to cancellation or exclusion at any time.

26.16	Arrest of the Rig
The Rig is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim due to the Lessee's action or omission or default or negligence and the Lessee fails to procure the release of the Rig within a period of fourteen (14) days thereafter.

26.17	Collateral Lease Termination Event
A Termination Event (as defined therein) occurs under the Collateral Lease and is continuing.

26.18	Breach of Financial covenants

(a)	Any of the financial covenants contained in Clause 17.1 (Financial Covenants) are breached when tested.

(b)
In the event that there is a breach of paragrapha (a) or (b) of Clause 17.1 (Financial Covenants) in respect of any Relevant Period, the Lessee shall have the right (an "Equity Cure Right") to cure such breach in accordance with this Clause.

(c)
If the Lessee wishes to exercise an Equity Cure Right in respect of a Relevant Period (the "Cure Relevant Period") in relation to an breach of paragraph (b) of Clause 17.1 (Financial Covenants) it shall procure that after the end of the Cure Relevant Period but on or before the date falling 14 days after the date by which the Lessee is obliged to deliver a Compliance Certificate in respect of the Cure Relevant Period to the Lessor pursuant to the terms of this Agreement, the Lessee receives an amount (the "Cure Amount") of cash proceeds of a new shareholder injection and the Cure Amount shall be deemed to be added to the Cash for the Cure Relevant Period and the three immediately succeeding Relevant Periods.

(d)
If the Lessee exercises its Equity Cure Right, the undertakings set out in paragraph (b) of Clause 17.1 (Financial Covenants) shall be recalculated accordingly in respect of the Cure Relevant Period and if on such basis such undertaking is satisfied, any breach of the same in respect of the Cure Relevant Period shall be deemed to have been remedied.

(e)	The Lessee may not exercise an Equity Cure Right on more than twice a year.

26.19	Change of Manager or Manager's default
Any Management Agreement is repudiated, terminated or cancelled without consent of the Lessor or any Manager is in material breach of its obligations under the relevant Manager's Undertaking and within a period of 30 days after service of notice on it by the Lessor (with copy to the Lessee) requiring it to remedy the breach, that Manager has not cured its default.

27.	MANDATORY TERMINATION EVENTS
The Lessor and the Lessee agree that the occurrence of any of the events set out in this Clause 27 after the date of this Agreement or at any time during the Lease Period shall entitle the Lessor to terminate the leasing of the Rig under this Agreement and to exercise any of its rights under Clause 30 (Rights following a Termination Event or a Mandatory Termination Event).

27.1	Total Loss
A Total Loss Payment Date occurs.

27.2	Cancellation, termination or repudiation of any Sub- lease
It becomes unlawful for any Sub-lessee to perform any of its obligations under any Sub-lease or any Sub-lease is terminated, rescinded, cancelled or repudiated without the consent of the Lessor, provided however that no Mandatory Termination Event shall occur under this paragraph if:

(e)
in the case of the Initial Sub-lease, (i) the Initial Sub-lease is terminated for its convenience and the Initial Sub-lessees continue to pay hire under such Initial Sub-lease upon its terms until the original scheduled expiry date as may be extended if the Initial Sub-lessees have exercised its option to extend such Initial Sub-lease pursuant to the terms and conditions contained therein; or (ii) the Initial Sub-lease is suspended but is resumed within 90 days from the date of suspension and the Lessee continues to pay Rent during such period in accordance with the terms of this Agreement; or;

(f)	in the case of any Sub-lease, such unlawfulness is remedied within 30 days; or the Rig is delivered to a replacement Sub-lessee under a replacement Sub-lease pursuant to paragraph (c) below; or

(g)
upon termination, rescission, repudiation or cancellation of any Sub-lease, or on the date on which it becomes unlawful for any Sub-lessee to perform any of its obligations under any Sub-lease, the Rig is delivered to a replacement Sub-lessee under a replacement Sub-lease within 90 days from the date of termination, rescission, repudiation or cancellation or within 90 days from the date on which it becomes unlawful for any Sub-lessee to perform any of its obligation under any Sub-lease, as the case may be (the "First Grace Period") provided further that if on or after the last day of the First Grace Period, the Rig has not been delivered to a replacement Sub-lessee and if the Lessee deposits in the Rental Reserve Account an amount equivalent to 90 days' of rent or service fee payable by the Sub-lessee of the Sub-lease which has been terminated, rescinded, repudiated or cancelled prior to expiry of the First Grace Period, the Lessor agrees that the no Mandatory Termination Event under this paragraph shall be deemed to have occurred for 90 days from the last day of the First Grace Period, and in each case, no grace period shall exceed 180 days from the date of termination, repudiation, rescission or cancellation of any Sub-Lease.

27.3	Breach of Sub-lease
The Lessee becomes liable for liquidated damages or penalties under a Sub-lease which entitle any Sub-lessee to rescind such Sub-lease or expose the Lessee to financial liabilities which has a Material Adverse Effect.

27.4	Amendment of any Sub-Lease
Save for pure technical and operational matters which do not have a Material Adverse Effect, any terms of the Sub-Lease is amended, revised, supplemented or renewed without consent of the Lessor.

27.5	Material Adverse Change

Any material adverse change occurs in relation to the Lessee or the Lessee Parent which has or, in the opinion of the Lessor or the Facility Agent, is likely to have a Material Adverse Effect.

27.6	Unlawfulness
It is or becomes unlawful for any Lessee Party to perform any of its obligations under any of the Operative Documents to which it is a party and is not remedied within 14 days.
27.6    Breach of Asset Cover
Any undertaking under Clause 22.2 (Security Coverage Ratio) is breached.

27.7	Loan Event of Default
A Loan Event of Default occurs and is continuing.
27.8    Change of Control
Change of Control occurs and is continuing.

28.	PURCHASE OPTIONS AND PURCHASE OBLIGATION

28.1	Voluntary Option to Purchase
If no Termination Event or Mandatory Termination Event has occurred, the Lessee shall have the right to purchase the Rig on a Purchase Option Date subject to the following:

(h)	the Purchase Option shall be exercisable by irrevocable written notice to the Lessor given not earlier than ninety (90) days prior to the relevant Purchase Option Date; and

(i)	the relevant Purchase Option shall be exercised simultaneously with the Collateral Lessee exercising its purchase option to purchase the Collateral Rig under the Collateral Lease; and

(j)	the Lessee shall pay to the Lessor on the relevant Purchase Option Date:

(vi)	the applicable Purchase Option Price;

(vii)	any Rent due on the relevant Purchase Option Date;

(viii)	any other amount then due and payable but unpaid by the Lessee to the Lessor under the Operative Documents; and

(ix)	any Broken Funding Costs.

28.2	Obligation to Purchase
On the Expiry Date, the Lessee shall purchase the Rig and shall pay the Lessor the aggregate of the following:

(a)    the Purchase Obligation Price;
(b)    any Rent due on the relevant Purchase Obligation Date;

(c)	any other amount then due and payable but unpaid by the Lessee to the Lessor under the Operative Documents; and
(d)    any Broken Funding Costs.

29.	PURCHASE OF RIG BY LESSEE

(m)
Immediately upon receipt by the Lessor of the sums set out in paragraph (c) of Clause 28.1 (Voluntary Option to Purchase) or paragraphs (a) to (d) of Clause 28.2 (Obligation to Purchase), as the case may be, the Lessor shall:

(i)	procure the release of the Mortgage and any other Liens over the Rig created by the Lessor; and

(ii)	transfer title to the Rig to the Lessee or its nominee pursuant to Clause 31 (Transfer of title).

(n)	The Rig shall be sold or transferred by the Lessor to the Lessee on the following terms:

(i)	the sale will be on an "as is, where is" basis;

(ii)	the Lessor shall pass to the Lessee such title to the Rig as the Lessor has acquired pursuant to the Memorandum of Agreement, free of all Liens created by the Lessor;

(iii)
the sale shall exclude all liability of the Lessor, to the same extent as such liability is excluded by Clause 5 (Extent of Lessor's liability), except for the warranty given by the Lessor in paragraph (ii) above;

(iv)	if the Rig is, at the date of sale, subject to any requisition for hire, the sale will be subject to such requisition; and

(v)	all costs, expenses, Taxes and any payment of a similar nature arising in connection with the sale of the Rig by the Lessor shall be for the account of the Lessee.

30.	RIGHTS FOLLOWING A TERMINATION EVENT OR A MANDATORY TERMINATON EVENT

30.1	Rights on Termination Event or a Mandatory Termination Event
If a Termination Event or a Mandatory Termination Event occurs and is continuing, the Lessor may, by written notice to the Lessee:

(g)	effect compliance on the Lessee's behalf, and if the Lessor incurs any expense in effecting such compliance, the Lessor shall be entitled (without prejudice to

Clause 30.2 (Payments on Termination Event)) to recover such expense from the Lessee together with interest on it at the Default Rate from the date on which such expenditure is incurred by the Lessor until the date of reimbursement by the Lessee (both before and after judgment); and/or

(h)	proceed by appropriate court action or actions to enforce performance of this Agreement, or to recover damages for the breach of this Agreement; and/or

(i)
accept the repudiation of this Agreement by the Lessee, and terminate the leasing of the Rig under this Agreement with immediate effect (but without prejudice to the continuing obligations of the Lessee under this Agreement and the other Operative Documents to which it is a party), and/or require the Lessee to purchase the Rig on the first Payment Date occurring on or after termination of the leasing of the Rig under this Agreement redeliver the Rig to the Lessor in accordance with Clause 25 (Redelivery), whereupon all rights of the Lessee under this Agreement will cease; and/or

(j)
inspect the Rig and/or, subject to applicable law, take possession of the Rig, for which purposes the Lessor may enter any premises belonging to or in the occupation or control of the Lessee where the Rig may be located; and/or

(k)
to sell the Rig (but without prejudice to the Lessee's obligations to pay the amounts required to be paid pursuant to Clause 30.2 (Payment on Termination Event) in accordance with Clause 30.4 (Sale of Rig).

30.2	Payments on Termination Event
Upon termination of the leasing of the Rig pursuant to paragraph (c) of Clause 30.1 (Rights on Termination Event) (the "Termination Sum Payment Date"), the Lessee shall immediately pay to the Lessor by way of agreed compensation for loss of a bargain and as a genuine pre-estimate of damages and not as a penalty:-

(g)	in case of a termination due to occurrence of a Termination Event, the aggregate of the following:

(x)	any due but unpaid or accrued Rent;

(xi)	any Broken Funding Costs;

(xii)
damages in an amount equivalent to one month's Rent as at the Termination Sum Payment Date multiplied by the number of remaining years (or part of a year, and subject to a maximum of three) under this Agreement;

(xiii)	Notional Rent Outstanding;

(xiv)
a fee representing (A) three per cent. (3%) of the Notional Rent Outstanding if a Termination Event occurs on or before the third anniversary of the Delivery Date or (B) two per cent. (2%) of the Notional Rent Outstanding if a Termination Event occurs the third anniversary of the Delivery Date but on before the fourth anniversary of the Delivery Date or (C) one per cent. (1%) of the Notional Rent Amount if a Termination Event occurs after the fourth anniversary of the Delivery Date;

(xv)	any other amount then due and payable but unpaid by the Lessee to the Lessor under the Operative Documents; or

(h)	in case of a termination due to occurrence of a Mandatory Termination Event, the Lessor shall pay the Lessee on the Termination Sum Payment Date the aggregate of the following:

(i)	any due but unpaid or accrued Rents;

(ii)	any Broken Funding Costs;

(iii)	the Notional Rent Outstanding;

(iv)
a fee representing (A) three per cent. (3%) of the Notional Rent Outstanding if a Termination Event occurs on or before the third anniversary of the Delivery Date or (B) two per cent. (2%) of the Notional Rent Outstanding if a Termination Event occurs the third anniversary of the Delivery Date but on before the fourth anniversary of the Delivery Date or (C) one per cent. (1%) of the Notional Rent Amount if a Termination Event occurs after the fourth anniversary of the Delivery Date;

(v)	any other amount then due and payable but unpaid by the Lessee to the Lessor under the Operative Documents.

(c)
upon receipt by the Lessor of the applicable sums set out in this Clause 30.1 (the "Termination Sum"), the Lessee shall be discharged from any further liability to the Lessor under this Agreement save for those specifically set out in Clause 43 (Survival of Terms).

30.3	Lessor's obligations upon receipt of payment
Immediately upon receipt by the Lessor of the applicable sums set out in Clause 30.2 (Payments on Termination Event) (the "Termination Sum") above, the Lessor shall:

(g)	procure the release of the Lessor Liens in the Rig created pursuant to the Operative Documents; and

(h)	transfer title to the Rig to the Lessee or its nominee pursuant to Clause 31 (Transfer of title).

30.4	Sale of Rig

(h)
In the event the Lessee does not pay the applicable Termination Sum on the Termination Sum Payment Date, within three (3) months of the Termination Sum Payment Date the Lessor shall offer the Rig for sale through a transparent sale process for prompt delivery as is/where is and for a price at least equal to the aggregate of (i) the Termination Sum payable on the Termination Sum Payment Date, (ii) any additional Broken Funding Costs incurred on the date of sale, (iii) any tax, duties, costs and expenses of insuring, maintaining, storing, laying up, moving, surveying, complying with class and regulatory requirement and selling the Rig (including brokerage) ("Ongoing Rig Expenses") incurred by the Lessor, (iv) legal and other professional advisors' fees and expenses and (v) interest on all the above costs from the date they were incurred or became due (the "Acceptable Sale Price").

(i)
The Lessor shall not be under any obligation (i) to accept an offer below the Acceptable Sale Price, (ii) to refuse any offer below the Acceptable Sale Price unless the Lessee has paid all Ongoing Rig Expenses up until the proposed date of sale and (iii) to comply with the provisions of this Clause 30.4 beyond the date falling 12 months after the Termination Sum Payment Date.

(j)	Subject to paragraph (b):

(i)	if the Lessor receives a firm offer which is above the Acceptable Sale Price within 12 months after the Termination Sum Payment Date, the Lessor shall accept such offer; and/or

(ii)
if the Lessor receives two or more firm offers which are all above the Acceptable Sale Price within 12 months after the Termination Sum Payment Date, the Lessor shall accept the highest offer in respect of the Rig, provided however if the Lessor has accepted the firm offer in accordance with (i) above and subsequently received another firm offer which is above the Acceptable Sale Price in accordance with (ii) above, the Lessor shall not be obliged to revoke the first offer and to accept or consider accepting the subsequent offer(s).

(k)
In the event of a sale of the Rig pursuant to this Clause 30.4, the Lessor shall be entitled to receive and retain from the sale proceeds an amount equal to the Acceptable Sale Price and any indemnity sum or other liability accruing to it under or in connection herewith and any surplus shall be paid to the Lessee.

(l)
The Lessee shall pay, and on written demand shall indemnify and hold harmless, each Indemnitee, on an After Tax Basis, against all Losses incurred by such Indemnitee as a result of or in connection with any claims which may be made o the ground that the Rig was sold under market value. The Lessee hereby waives, for the benefit of each Indemnitee, any claim which it may against such Indemnitee with respect to the Rig or the sale of the Rig.

31.	TRANSFER OF TITLE
Immediately upon receipt by the Lessor of the sums referred to in Clause 11 (Illegality), Clause 12.3 (Payment of Increased Costs or voluntary termination), Clause 28 (Purchase

Options and Purchase Obligations) or Clause 30.2 (Payments on Termination Event or a Mandatory Termination Event) (as applicable), the Lessor shall:

(i)	procure the release of the Lessor Liens in the Rig created pursuant to the Operative Documents;

(j)	transfer all its right, title and interest in the Rig to the Lessee or its nominee;

(k)
at the Lessee's expense, execute in favour of, and deliver to, the Lessee a bill of sale in respect of the Rig conveying the same title as was transferred to the Lessor pursuant to the Memorandum of Agreement; and

(l)	transfer to the Lessee or its nominee the benefit of all Rig Rights which it then holds.

32.	SUBSTITUTE PERFORMANCE

32.1	Lessor's right

(i)	If the Lessee fails to:

(i)	do, or cause to be done, anything which it is obliged to do, or cause to be done, under any of the Operative Documents to which it is a party; or

(ii)	make any payment which it is obliged to make under any of the Operative Documents to which it is a party (other than a payment to the Lessor), the Lessor shall be at liberty to do, or cause to be done, that thing or make, or cause to be made, that payment itself.

(j)
The Lessee shall not cease to be in breach of any of its obligations under any of the Operative Documents by reason of anything done, or caused to be done, or any payment made, or caused to be made, by the Lessor pursuant to paragraph (a) above.

32.2	Costs
The Lessee shall:

(m)	pay to the Lessor all expenses incurred by the Lessor in connection with its doing, or causing to be done, anything pursuant to paragraph (a) of Clause 32.1 (Lessor's right); and

(n)
reimburse the Lessor for any such payment made, or caused to be made, by the Lessor together with interest at the Default Rate for the period starting on (and including) the date on which the demand was given by the Lessor and ending on (but excluding) the date on which the same is paid or reimbursed to the Lessor.

33.	FURTHER ASSURANCES

Each of the Lessor (at no cost to it) and the Lessee shall promptly take such steps as the Lessor, the Lessee and the Facility Agent may deem necessary or appropriate to:

(o)	establish, maintain and protect the rights and remedies of the Lessor, the Lessee, the Security Agent, the Facility Agent and the Lenders; and

(p)	carry out and effect the intent and purpose of the Operative Documents, provided that this Clause 33 is not intended to impose upon the Lessor or the Lessee any additional liabilities (other than costs of compliance with the requirements of this Agreement) not contemplated in this Agreement.

34.	ASSIGNMENT
Except in accordance with the terms of the Operative Documents, no Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party. The Lessee hereby consents to any assignment by the Lessor of certain of its rights hereunder and under the other Operative Documents to the Security Agent pursuant to the Finance Documents and to the exercise of any of the rights of the Security Agent pursuant to the Finance Documents.

35.	DISCLOSURE OF INFORMATION
During the Lease Period, each of the Lessor and the Lessee shall keep confidential and shall not, without the prior written consent of the other, disclose to any person:

(c)	the financial details of, or the transactions contemplated by, the Operative Documents; or

(d)	any information provided pursuant to any of the Operative Documents, provided that the Parties may disclose any such information without consent:

(vi)	to any person to the extent required for the purpose of any litigation, arbitration or regulatory proceedings or procedure;

(vii)	to any person to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation;

(viii)	to any Governmental Agency;

(ix)	to the Finance Parties or any other party to any of the Operative Documents;

(x)
to the auditors, legal or insurance advisors, underwriters or brokers of the Lessor, the Lessee or of any of the persons listed in paragraph (iv) above who shall be instructed to maintain the confidentiality of any information supplied to them; or

(xi)	in any manner contemplated by any of the Operative Documents.

36.	NOTICES

36.1	Communications in writing
Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax, letter or (under Clause 36.4 (Electronic communication)) email.

36.2	Addresses
The address, fax number and email address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement are those identified with its name at the end of this Agreement, or any substitute address, fax number, email address or department or officer as the relevant Party may notify to the other Party by not less than 5 Business Days' notice.

36.3	Delivery
Any communication or document made or delivered by one Party to the other Party under or in connection with this Agreement will only be effective:

(a)	if by way of fax, when received in legible form;

(b)	if by way of letter, when it has been left at the relevant address or 5 Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(c)	if by way of email, if it complies with the rules under Clause 36.4 (Electronic communication);
and, if a particular department or officer is specified as part of its address details provided under Clause 36.2 (Addresses), if addressed to that department or officer.

36.4	Electronic communication

(a)	Any communication to be made between the Parties under or in connection with this Agreement may be made by electronic mail or other electronic means, if the Parties:

(iv)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(v)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(vi)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made by one Party to another Party will be effective when it is sent by the sender Party unless the sender Party receives a message indicating failed delivery.

(c)
A Party shall notify the other Party promptly upon becoming aware that its electronic mail system or other electronic means of communication cannot be used due to technical failure (and that failure is or is likely to be continuing for more than 24 hours). Until that Party has notified the other Party that the failure has been remedied, all notices between the Parties shall be sent by fax or letter in accordance with this Clause 36.

36.5	English language

(k)	Any notice given under or in connection with this Agreement must be in English.

(l)	All other documents provided under or in connection with this Agreement must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Lessor or the Facility Agent accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

37.	PARTIAL INVALIDITY
If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

38.	REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of the Lessor, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

39.	AMENDMENTS AND WAIVERS
Any term of this Agreement may be amended or waived only with the consent of the Lessor and the Lessee and approved by the Facility Agent.

40.	COUNTERPARTS
This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

41.	TIME OF THE ESSENCE
Without prejudice to any grace periods contained in this Agreement, the time stipulated in this Agreement for all payments payable by either Party, and for the performance of either Party's obligations under this Agreement, will be of the essence of this Agreement.

42.	GOVERNING LAW
This Agreement, and all non-contractual obligations arising from or in connection with this Agreement, are governed by English law.

43.	SURVIVAL OF TERMS
The Lessee’s and the Lessor's rights and obligations under this Clause 43 and under Clauses 4 (Delivery of Rig), 5 (Extent of Lessor's Liability), 6 (Rent, Payments and Calculations), 7 (Costs and Expenses), 9 (Indemnities), 10 (Taxes), 26 (Termination Events), 27 (Mandatory Termination Events), 28 (Purchase Options and Purchase Obligations), Clause 29 (Purchase of Rig by Lessee), Clause 30 (Rights following Termination Event or a Mandatory Termination Event) and Clause 31 (Transfer of Title) of this Agreement and the rights of each Finance Party, Indemnitee and Tax Indemnitee under Clauses Clauses 4 (Delivery of Rig), 5 (Extent of Lessor's Liability), 6 (Rent, Payments and Calculations), 7 (Costs and Expenses), 9 (Indemnities), 10 (Taxes), 26 (Termination Events), 27 (Mandatory Termination Events), Clause 29 (Purchase of Rig by Lessee), Clause 30 (Rights following Termination Event or a Mandatory Termination Event) and Clause 31 (Transfer of Title) of this Agreement shall survive any termination of the Lease Period or any termination of this Agreement or any other Operative Document.

44.	ENFORCEMENT

44.1	Jurisdiction of English courts

(a)
Subject to paragraph (c) below, the courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including any dispute relating to any non-contractual obligation arising from or in connection with this Agreement and any dispute regarding the existence, validity or termination of this Agreement) (a "Dispute").

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)
This Clause 44.1 is for the benefit of the Parties. As a result, either Party shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, either Party may take concurrent proceedings in any number of jurisdictions.

44.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, the Lessor:

(i)	irrevocably appoints Law Debenture as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

(ii)	agrees that failure by a process agent to notify the Lessor of the process will not invalidate the proceedings concerned.

(b)	Without prejudice to any other mode of service allowed under any relevant law, the Lessee:

(iii)	irrevocably appoints Wikborg Rein UK Limited as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

(iv)	agrees that failure by a process agent to notify the Lessee of the process will not invalidate the proceedings concerned.

44.3	Waiver of immunities
To the extent that either Party has acquired or may, after the date of this Agreement, acquire any immunity, with respect to itself and its revenues and assets (irrespective of their use or intended use), on the grounds of sovereignty or other similar grounds from:

(a)	suit;

(b)	jurisdiction of any court;

(c)	relief by way of injunction or order for specific performance or recovery of property;

(d)	attachment of its assets (whether before or after judgment); and

(e)
execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any proceedings in the courts of any jurisdiction (and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any immunity in any such proceedings), that Party irrevocably waives, to the extent permitted by applicable law, such immunity in respect of its obligations under this Agreement.
IN WITNESS WHEREOF the Parties have caused this Agreement to be duly executed as a deed and delivered on the date first above written.

Schedule 1
DESCRIPTION OF RIG
Name:                        Prospector 5
Port of Registry:                Port Vila
Official number:                2161
IMO Number:                    8771813
Tons Gross:                    15,271tons
Tons Net:                    4,349tons
Classification:                    +A1, Self Elevating Drilling Unit, +CDS

SCHEDULE 2
CONDITIONS PRECEDENT TO BE PROVIDED TO THE LESSOR
PART I

1.	Corporate authorities

(a)	A copy, certified by a manager or an authorised officer of the relevant Lessee Party as true copy, of the constitutional documents of each Lessee Party dated the date hereof.

(b)	An excerpt from the Luxembourg Register of Commerce and Companies for the Lessee and the Lessee Parent dated the date hereof.

(c)	A certificate of non-registration of judicial decision (certificate de noninscription de decision judiciaire) for the Lessee and the Lessee Parent dated the date hereof.

(d)	A copy of a resolution of the board of directors or managers (as applicable) of each of the Lessee Parties :

(i)
approving the terms of, and the transactions contemplated by, the Operative Documents to which it is a party (and in the case of the Ultimate Shareholder, the Comfort Letter) and resolving that it executes the Operative Documents to which it is a party (and in the case of the Ultimate Shareholder, the Comfort Letter);

(ii)
in case of the Lessee and the Lessee Parent, stating that the entry into and the execution of the Operative Documents to which each of the Lessee and the Lessee Parent is a party is in their best corporate interest;

(iii)	authorising a specified person or persons to execute the Operative Documents to which it is a party on its behalf (and in the case of the Ultimate Shareholder, the Comfort Letter); and

(iv)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Operative Documents to which it is a party.

(e)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (d) above.
2.    Operative Documents
This Agreement, the Memorandum of Agreement, the Lessee Parent Guarantee and the Comfort Letter, each having been duly executed and delivered by each relevant Lessee Party.
3.    Other documents

(a)	A copy of the Building Contract together with all its amendments and supplements.

(b)	A copy of the Management Agreement.

(c)	A copy of the Initial Sub-lease together with all its amendments and supplements in form and substance satisfactory to the Lessor.

(d)
A copy of any Authorisation, or other document, opinion or assurance which the Lessor or the Facility Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by any Operative Document to which the Seller and each Lessee Party is a party or for the validity and enforceability of any Operative Document to which each Lessee Party is a party.

PART II

1.	Corporate authorities

(a)
(If, in the opinion of the Lessor's Luxembourg counsel, the resolutions delivered under paragraph (d) of Part I of this Schedule are not sufficient for the purposes of issuance of its legal opinion required under paragraph 2 below) a copy of a supplemental resolution of the board of directors or managers (as applicable) of each of the Lessee Parties:

(i)
approving the terms of, and the transactions contemplated by, the Operative Documents to which it is a party (and in the case of the Ultimate Shareholder, the Comfort Letter) and resolving that it executes the Operative Documents to which it is a party (and in the case of the Ultimate Shareholder, the Comfort Letter);

(ii)
in case of the Lessee and the Lessee Parent, stating that the entry into and the execution of the Operative Documents to which each of the Lessee and the Lessee Parent is a party is in their best corporate interest;

(iii)	authorising a specified person or persons to execute the Operative Documents to which it is a party on its behalf (and in the case of the Ultimate Shareholder, the Comfort Letter); and

(iv)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Operative Documents to which it is a party.

(b)	In case of the Lessee and the Lessee Parent, a certificate issued by an authorised signatory of each of the Lessee and the Lessee Parent:

(i)
certifying that each copy document relating to each of the Lessee or the Lessee Parent (as applicable) and specified in this Schedule 2 Part I and (if applicable) Part II is correct, complete and in full force and effect as at the Delivery Date and has not been amended or superseded;

(ii)
confirming that each of the Lessee or the Lessee Parent (as applicable) is not subject to bankruptcy (faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), arrangement with creditors (concordat préventif de la faillite) and judicial liquidation (liquidation judiciaire) proceedings; that it is not in a state of cessation of payments (cessation de paiements) and has not lost its commercial creditworthiness (ébranlement de crédit); that no application has been made by the Lessee or the Lessee Parent (as applicable) and, as far as the Lessee or the Lessee Parent (as applicable) are aware, by any other person for the appointment of a commissaire, juge-commissaire, liquidateur, curateur or similar officer pursuant to any insolvency or similar proceedings; and that no application has been made by any of the Lessee or the Lessee Parent (as applicable) for a voluntary or judicial winding-up or liquidation and that to the best of their knowledge, no petition for the opening of such proceedings has been presented; and

(c)
certifying the specimen of the signature of each person authorised under the resolution referred to in paragraph (e) above to execute the Operative Documents to which it is a party on behalf of the Lessee or the Lessee Parent (as applicable).

(d)	An excerpt from the Luxembourg Register of Commerce and Companies for the Lessee and the Lessee Parent dated the Delivery Date.

(e)	A certificate of non-registration of judicial decision (certificate de noninscription de decision judiciaire) for the Lessee and the Lessee Parent dated the Delivery Date.

2.	Legal opinions

(a)	A legal opinion in relation to English law from Clifford Chance;

(b)	A legal opinion in relation to Luxembourg law from Clifford Chance; and

(c)	A legal opinion in relation to New York law from Clifford Chance, in each case, addressed to the Lessor and the Facility Agent in form and substance satisfactory to the Lessor.

3.	Rig requirements

(a)	The Bill of Sale duly executed and delivered by the Seller to the Lessor under the Contract.

(b)	The Acceptance Certificate duly executed and delivered by the Lessee.

(c)	Evidence that the Rig:

(i)	is registered in the name of the Lessor under the laws and flag of Vanuatu free of Liens other than the Permitted Liens;

(ii)	is classed in accordance with Clause 19.9 (Maintenance of class; compliance with Authorisations);

(iii)
is insured in accordance with the provisions of Clause 21 (Insurance), and all requirements of Clause 21 (Insurance) in respect of such insurance have been complied with, being evidenced by the provision of the documents as required by the insurance consultant referred to in paragraph 5 below.

(iv)	is in possession of a valid International Air Pollution Prevention Certificate (IAPPC) under Annex VI (Regulations for the Prevention of Air Pollution from Ships) to MARPOL; and

(v)
is in possession of a certificate issued pursuant to Article 7 of the International Convention on Civil Liability for Bunker Oil Pollution Damage 2001, a certificate issued pursuant to Article 7 of the International Convention on Civil Liability for Oil Pollution Damage 1992 and a certificate issued pursuant to Section 1016(a) of the Oil Pollution Act 1990 and Section 108(a) of the Comprehensive Environmental Response, Compensation, and Liability Act 1980, as amended, in accordance with US Coast Guard Regulations, 33 CFR Part 138.

4.	Operative Documents
To the extent that they have not been delivered under Part 1 of this Schedule, each Operative Document to which the Seller and each Lessee Party is a party which is required to have been executed and delivered on or before the Delivery Date (together with each ancillary document to be delivered pursuant to each such Operative Document) having been duly executed and delivered by each of the Lessee Parties.

5.	Insurance
A satisfactory opinion from BankServe Insurance Services Limited or other insurance consultants approved by the Lessor and the Facility Agent on the Insurances.

6.	Valuation report
A valuation report of the Rig dated 12 February 2015 issued by Clarkson Valuations Limited.

7.	Technical survey report
A technical survey report of the Rig by the Lessee's technical experts acceptable to the Lessor and the Facility Agent.

8.	Other documents and evidence

(a)
Evidence satisfactory to the Lessor that an amount of $10,000,000 has been deposited or will be deposited in the Rental Reserve Account pursuant to paragraph (a) of Clause 8.5 (Rental Reserve Account).

(d)	Evidence satisfactory to the Lessor that an amount of $1,500,000 has been deposited or will be deposited in the Capex Reserve Account pursuant to paragraph (a) of Clause 8.8 (Capex Reserve Account).

(e)	Evidence satisfactory to the Lessor that the Lessee has a minimum Working Capital of $1,500,000 in Cash.

SCHEDULE 3
CONDITIONS PRECEDENT TO BE PROVIDED TO THE LESSEE

9.	Corporate authorities

(a)	A copy of the constitutional documents of the Lessor.

(b)	A copy of a resolution of the board of directors of the Lessor:

(i)	approving the terms of, and the transactions contemplated by, the Operative Documents to which it is a party and resolving that it executes the Operative Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Operative Documents to which it is a party on its behalf; and

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Operative Documents to which it is a party.

10.	Operative Documents
Each Operative Document to which the Lessor is a party and which is required to have been executed and delivered on or before the Delivery Date (together with each ancillary document to be delivered pursuant to each such Operative Document) having been duly executed and delivered by the Lessor.
3.    Other
A quiet enjoyment letter issued by the Security Trustee.

SCHEDULE 4
FORM OF ACCEPTANCE CERTIFICATE
To:    Prospector Five Corporation
Dated:    [•]
Lease Agreement dated [•] 2015 between Prospector Five Corporation and Prospector Rig 5 Contracting Company S.À R.L. (the "Lease") relating to the self-elevating drilling unit "Prospector 5" (the "Rig")

1.	We refer to the Lease. This is the Acceptance Certificate. Terms defined in the Lease shall have the same meaning in this Acceptance Certificate.

2.	We confirm that as at [•] hours ([•] time) today, being the Delivery Date:

(d)
the Rig was duly accepted by us in accordance with, and subject to the provisions of, the Lease. The execution and delivery of this Acceptance Certificate confirms the acceptance of the Rig by us for all purposes of the Lease;

(e)	we became obliged to pay to you the amounts provided for in the Lease with respect to the Rig;

(f)	the Rig is insured in accordance with the Lease;

(g)
the representations and warranties contained in Clause 14.1 (Lessee representations) of the Lease are true by reference to the facts and circumstances existing at the date of this Acceptance Certificate;

(h)	there has been affixed to the Rig the notice required by Clause 20.5 (Notice of ownership and lease) of the Lease; and

(i)	no Potential Termination Event or Mandatory Termination Event has occurred and is continuing.
For and on behalf of
Prospector Rig 5 Contracting Company S.À R.L.

By:
Name:
Title:

SCHEDULE 5
RENT

	Payment Date	Rent (Amount in $)	Notional Rent Outstanding (Amount in $)
0	07/16/15		230,000,000
1	07/16/15	72,201,000	158,734,442
2	08/16/15	2,201,000	157,460,992
3	09/16/15	2,130,000	156,250,600
4	10/16/15	2,201,000	154,961,660
5	11/16/15	2,130,000	153,735,682
6	12/16/15	2,201,000	152,431,058
7	01/16/16	2,201,000	151,118,299
8	02/16/16	2,059,000	149,939,352
9	03/16/16	2,201,000	148,611,053
10	04/16/16	2,130,000	147,345,471
11	05/16/16	2,201,000	146,000,996
12	06/16/16	2,130,000	144,719,137
13	07/16/16	2,201,000	143,358,283
14	08/16/16	2,201,000	141,988,943
15	09/16/16	2,130,000	140,682,063
16	10/16/16	2,201,000	139,296,033
17	11/16/16	2,130,000	137,972,360
18	12/16/16	2,201,000	136,569,431
19	01/16/17	2,201,000	135,157,754
20	02/16/17	1,988,000	133,950,273
21	03/16/17	2,201,000	132,522,262
22	04/16/17	2,130,000	131,156,345
23	05/16/17	2,201,000	129,710,910
24	06/16/17	2,130,000	128,327,461
25	07/16/17	2,201,000	126,864,385
26	08/16/17	2,201,000	125,392,184
27	09/16/17	2,130,000	123,981,802
28	10/16/17	2,201,000	122,491,625
29	11/16/17	2,130,000	121,063,154
30	12/16/17	2,201,000	119,554,775
31	01/16/18	2,201,000	118,036,990
32	02/16/18	1,988,000	116,722,739
33	03/16/18	1,302,000	116,086,292
34	04/16/18	1,260,000	115,487,876
35	05/16/18	1,302,000	114,843,728
36	06/16/18	1,260,000	114,237,563
37	07/16/18	1,302,000	113,585,618
38	08/16/18	1,302,000	112,929,607
39	09/16/18	1,260,000	112,311,505

40	10/16/18	1,302,000	111,647,549
41	11/16/18	1,260,000	111,021,451
42	12/16/18	1,302,000	110,349,450
43	01/16/19	1,302,000	109,673,257
44	02/16/19	1,176,000	109,118,848
45	03/16/19	1,302,000	108,434,981
46	04/16/19	1,260,000	107,788,849
47	05/16/19	1,302,000	107,096,688
48	06/16/19	1,260,000	106,442,210
49	07/16/19	1,302,000	105,741,651
50	08/16/19	1,302,000	105,036,723
51	09/16/19	1,260,000	104,369,399
52	10/16/19	1,302,000	103,655,913
53	11/16/19	1,260,000	102,979,977
54	12/16/19	1,302,000	102,257,827
55	01/16/20	1,302,000	101,531,173
56	02/16/20	1,218,000	100,883,987
57	03/16/20	1,302,000	100,148,765
58	04/16/20	1,260,000	99,450,958
59	05/16/20	1,302,000	98,706,799
60	06/16/20	99,260,000	0

Note:
The figures stated above are based on the assumptions set out in Clause 6.4 (Assumptions on Rent and Termination Sums) and the implied interest rate at the rate of 7.48% p.a. If any of those assumptions are no longer correct or applicable on the Delivery Date, the above figures shall be adjusted in accordance with Clause 6.5 (Adjustment of Rent and Termination Sums).

Executed by the Parties
The Lessor

EXECUTED as a DEED and SIGNED by	) )	/s/ Jack Sun
	)	Jack Sun
PROSPECTOR FIVE CORPORATION	)	Sole Director
)
)

Witnessed/Verified by

/s/ Becky Tai
Name: Becky Tai
Title:
Address:
Fax:
Email:
Attn:

The Lessee

EXECUTED as a DEED and SIGNED by	) )	/s/ Steven A. Manz
	)	Steven A. Manz
PROSPECTOR RIG 5 CONTRACTING COMPANY S.À R.L.	) ) )	Attorney-in-Fact

Witnessed/Verified by

/s/ Todd D. Strickler
Name:    Todd D. Strickler
Title:    Witness
Address: 3151 Briarpark Drive, Suite 700, Houston, Texas 77042
Fax:
Email:
Attn: